UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Nikola Corporation

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LETTER TO THE STOCKHOLDERS STEPHEN GIRSKY – CHAIRMAN OF THE BOARD

May 19, 2021

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2021 Annual Meeting of Stockholders of Nikola Corporation, which is to be held at 9:00 a.m., Pacific Time (PT), on Wednesday, June 30, 2021 at www.virtualshareholdermeeting.com/NKLA2021 via live audio webcast.

As CEO of VectoIQ Acquisition Corp., the special purpose acquisition company with which Nikola merged last June, I viewed Nikola as a big idea well-positioned to be at the forefront of zero-emission transportation technology. As Chairman of the Board, I am pleased to support Nikola as the company remains laser-focused on its strategic initiatives.

Since I became Chairman in September 2020, we have taken steps to strengthen our Board by adding independent directors whose skillsets and experiences complemented those of the existing Board. We added Steve Shindler, who brings significant corporate financial management and strategic planning experience, as an independent director and Chair of the Audit Committee; Bruce Smith, who brings an unmatched understanding of today’s manufacturing landscape and is currently the Chairman and CEO of Detroit Manufacturing Systems, as an independent director; and Mary Petrovich, who is a leading innovator and has engineered three successful private equity turnarounds as well as guided start-up ventures, as an independent director. We continue to seek out and value diversity on our Board of Directors.

We also recently implemented meaningful enhancements to our corporate governance, including declassifying the Board so that all directors are elected annually and removing the evergreen provision in the company stock incentive plan. In addition, the Board approved the executive management team’s decision to have their remuneration completely tied to Nikola’s performance. As highlighted in the attached proxy statement, every Nikola named executive officer has agreed to earn $1 a year, and take the remainder of pay in company stock. Notably, these stock awards do not fully vest until 2023 and a large portion of these awards are not earned until significant stock performance targets are achieved—meaning management does not benefit unless our stockholders also benefit. These actions demonstrate the level of commitment across Nikola’s entire executive management team.

Today, the company’s business model remains robust, its underlying technology is compelling, and its partnerships and initiatives have been streamlined and strengthened. We have increased management accountability by re-organizing the team and Nikola is actively hiring new people that expand its capabilities. To better focus on the company’s core heavy truck and related infrastructure goals, the company exited non-core initiatives. Moving forward, Nikola is in a strong position to provide zero-emission vehicles and hydrogen infrastructure and products for all heavy truck applications. The recently announced strategic collaboration with RIG360 Service Network to establish a nationwide plan for the sales and service of Nikola’s Class 8 truck is a significant step toward developing a robust network to support Nikola’s commercial vehicles once on the road. In addition, Nikola is executing on its vision of building a fueling network for Nikola’s vehicles in North America as evidenced through a recently announced collaboration with TravelCenters of America, and in the EU through a planned collaboration with IVECO and OGE to transport hydrogen. Nikola is grateful for the continued strong support of its partners, including Bosch, Hanwha and CNHI, and Nikola continues to explore new partners.

I am as excited as ever about Nikola’s mission that combines zero-emission commercial trucking with an innovative energy infrastructure. Your company has a great future ahead. I look forward to continuing to work with the Nikola team to deliver on our missions and create stockholder value.

Thank you for your continued support.

Sincerely,

/s/ Stephen J. Girsky

Stephen J. Girsky

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 30, 2021

To Our Stockholders:

Nikola Corporation will hold its 2021 Annual Meeting of Stockholders at 9:00 a.m., Pacific Time (PT), on Wednesday, June 30, 2021. In light of the COVID-19 pandemic and to protect the health of our employees, stockholders and the community, the Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NKLA2021 and using the control number included in your proxy materials.

We are holding this Annual Meeting:

•	to elect ten directors to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in the attached Proxy Statement;

•	to approve, on a non-binding advisory basis, the frequency of holding an advisory vote on named executive officer compensation;

•	to approve an amendment to the Nikola Corporation 2020 Employee Stock Purchase Plan to eliminate the annual evergreen and impose a fixed limit on the number of authorized shares;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Stockholders of record at the close of business on May 11, 2021 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

It is important that your shares be represented at this meeting. Whether or not you expect to attend the virtual Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail. Please review the instructions on pages 2 and 3 of the attached Proxy Statement regarding your voting options.

By Order of the Board of Directors,

/s/ Britton M. Worthen

Britton M. Worthen

Chief Legal Officer and Secretary

Phoenix, Arizona

May 19, 2021

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on June 30, 2021.

The Proxy Statement and Annual Report on Form 10-K, as amended, are available at

www.proxyvote.com.

INFORMATION CONCERNING VOTING AND SOLICITATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of Nikola Corporation, a Delaware corporation (“we,” “us,” “our,” “Nikola” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held virtually on Wednesday, June 30, 2021 at 9:00 a.m., Pacific Time (PT), and any adjournments or postponements thereof (the “Annual Meeting”).

The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to stockholders on or about May 19, 2021.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. This year’s Annual Meeting will be held virtually. You are invited to attend the Annual Meeting via live audio webcast to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by Internet or telephone. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have opted to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K, as amended, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial stockholders at the close of business on May 11, 2021, which is the record date for the Annual Meeting (the “Record Date”). Stockholders are encouraged to vote and submit proxies in advance of the Annual Meeting by Internet or telephone as early as possible to avoid COVID-19 related processing delays.

What proposals will be voted on at the Annual Meeting?

Five proposals will be voted on at the Annual Meeting:

•	The election of ten directors to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

•	The approval, on a non-binding advisory basis, of the compensation paid by us to our named executive officers as disclosed in this Proxy Statement;

•

The selection, on a non-binding advisory basis, of whether future advisory votes on the compensation paid by us to our named executive officers should be held every year, every two years or every three years;

•

The approval of an amendment to the Nikola Corporation 2020 Employee Stock Purchase Plan (as amended, the “2020 ESPP”) to eliminate the annual evergreen and impose a fixed limit on the number of authorized shares; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.

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Q&A ABOUT PROXY MATERIALS AND ANNUAL MEETING

What are the Board’s recommendations?

Our board of directors recommends that you vote:

•	The election “FOR ALL” of the director nominees;

•	“FOR” the approval, on a non-binding advisory basis, of the compensation paid by us to our named executive officers as disclosed in this Proxy Statement;

•	For the “EVERY YEAR” option, on a non-binding advisory basis, as the frequency of a non-binding advisory stockholder vote on the compensation of our named executive officers;

•	“FOR” the approval of an amendment to the 2020 ESPP to eliminate the annual evergreen and impose a fixed limit on the number of authorized shares; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on the Record Date, May 11, 2021, may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

A list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the Annual Meeting, for ten days prior to the Annual Meeting at our offices located at 4141 E Broadway Road, Phoenix, Arizona 85040. Please contact our Secretary by telephone at (559) 464-5652 if you wish to inspect the list of stockholders prior to the Annual Meeting. This list will also be available for examination during the Annual Meeting using the control number included in your proxy materials.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered, with respect to those shares, the stockholder of record. The Notice has been sent directly to you by us.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record.

How do I vote?

You may vote using any of the following methods:

By Internet — Stockholders of record may submit proxies by following the Internet voting instructions on their proxy materials prior to the Annual Meeting. Most stockholders who hold shares beneficially in street name may

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Q&A ABOUT PROXY MATERIALS AND ANNUAL MEETING

provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible. The Internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

By Telephone — Stockholders of record may submit proxies by following the telephone voting instructions on their proxy materials prior to the Annual Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

By Mail — If you would like to receive a paper copy of the proxy card, you must request one. Stockholders of record may submit paper proxies by completing, signing and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR ALL” nominees in Proposal 1, “FOR” Proposal 2, FOR “EVERY YEAR” in Proposal 3, “FOR” Proposal 4 and “FOR” Proposal 5. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

At the Virtual Meeting — Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting by visiting www.virtualshareholdermeeting.com/NKLA2021 and using the control number included on your proxy materials. If you have already voted previously by Internet or telephone, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by Internet, telephone or mail prior to the meeting so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by Internet or telephone, you may change your vote or revoke your proxy with a later Internet or telephone proxy, as the case may be. If you are a stockholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker and present it to Continental at least two weeks in advance of the Annual Meeting. Please consult the voting instructions or contact your broker, bank or nominee.

How are votes counted?

For Proposal 1, the election of directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to any or all of the nominees. “WITHHELD” votes will not affect the outcome. Broker non-votes will have no effect.

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Q&A ABOUT PROXY MATERIALS AND ANNUAL MEETING

For Proposal 2, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, Proposal 4, the approval of an amendment to the 2020 ESPP, and Proposal 5, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” An abstention has the same effect as a vote “AGAINST” these proposals. Broker non-votes will have no effect.

For Proposal 3, the frequency with which we will hold an advisory vote to approve the compensation to be paid to our named executive officers, you may vote “EVERY YEAR,” “EVERY 2 YEARS,” “EVERY 3 YEARS” or “ABSTAIN.” An abstention has no effect on the determination of which voting frequency (“EVERY YEAR,” “EVERY 2 YEARS” or “EVERY 3 YEARS”) receives the highest number of affirmative votes cast. Broker non-votes will have no effect.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (the election “FOR ALL” of the nominees to the board of directors, “FOR” approving, on a non-binding advisory basis, the compensation of our named executive officers, for selecting “EVERY YEAR” as the frequency with which we will hold an advisory vote to approve the compensation to be paid to our named executive officers, “FOR” the approval of an amendment to the 2020 ESPP and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What vote is required to approve each item?

For Proposal 1, the election of directors, the ten nominees receiving the most affirmative “FOR” votes will be elected.

Proposal 2, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, Proposal 4, the approval of an amendment to the 2020 ESPP, and Proposal 5, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021, require the affirmative “FOR” vote of the holders of a majority of the voting power present or represented by proxy at the Annual Meeting and entitled to vote on the question.

For Proposal 3, the frequency with which we will hold an advisory vote to approve the compensation to be paid to our named executive officers, the frequency receiving the greatest number of votes of the voting power present or represented by proxy at the Annual Meeting or represented by proxy and entitled to vote on the question will be deemed to be the preferred frequency option of our stockholders.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under the rules of The New York Stock Exchange, such as the ratification of the appointment of our independent auditors, and therefore, broker non-votes are not expected to exist with respect to this proposal. Except for Proposal 5, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021, all other proposals to be voted on at the Annual Meeting are considered a “non-routine” item for which brokers and nominees do not have discretionary voting power and, therefore, broker non-votes may exist with respect to these “non-routine” proposals. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

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Q&A ABOUT PROXY MATERIALS AND ANNUAL MEETING

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single nominee.

What constitutes a quorum?

The holders of a majority of the voting power of the common stock issued and outstanding and entitled to vote on the Record Date, present or represented by proxy at the Annual Meeting, shall constitute a quorum. As of the close of business on the Record Date, there were 393,850,045 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is “householding” and how does it affect me?

We have adopted a process for mailing our proxy materials called “householding” which has been approved by the SEC. Householding means that stockholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions from any stockholder at that address.

If you prefer to receive multiple copies of our proxy materials at the same address, additional copies will be provided to you upon request. If you are a stockholder of record, you may contact us by writing to Secretary, Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040, or call (559) 464-5652. Eligible stockholders of record receiving multiple copies of our proxy materials can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank or other nominee.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

Why are we holding a virtual Annual Meeting?

After careful consideration, in light of the COVID-19 pandemic and to protect the health of our employees, stockholders and the community, the Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. In addition, we believe that the virtual meeting format will expand stockholder access and participation. You will not be able to attend the Annual Meeting in person. We currently expect that the 2022 annual meeting of stockholders will be held in person.

How can I attend the virtual Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/NKLA2021. To participate in, vote or ask questions at the Annual Meeting, you will also need the control number, which is included in your proxy materials. The Annual Meeting will begin promptly at 9:00 a.m., Pacific Time (PT), on Wednesday, June 30, 2021. We encourage you to access the virtual meeting website prior to the start time. You may begin to log into the virtual meeting platform beginning at approximately 8:45 a.m., Pacific Time (PT), on Wednesday, June 30, 2021.

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Q&A ABOUT PROXY MATERIALS AND ANNUAL MEETING

If you wish to submit a question during the Annual Meeting, you may log into the Annual Meeting using your control number, click the “Ask a Question” button, and enter and submit your question. We will answer questions that comply with our meeting rules of conduct, subject to time constraints.

What if I have technical difficulties accessing or participating in the virtual Annual Meeting?

We will have technicians ready to assist you with technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. For technical support, please call the VSM Shareholder Meeting Basic Support Line at (844) 986-0822, or at (303) 562-9302 for international callers.

IMPORTANT

Please promptly vote by Internet or telephone, or by following the instructions provided by your broker, bank or nominee, so that your shares can be represented at the Annual Meeting.

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PROPOSAL 1 — ELECTION OF DIRECTORS

PROPOSAL 1 — ELECTION OF DIRECTORS

DIRECTOR NOMINEES

Our amended and restated bylaws (“Bylaws”) provide that our board of directors shall consist of such number of directors as the board of directors may from time to time determine. Our board of directors currently consists of ten directors. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors. Our board of directors was previously divided into three classes, each serving a staggered, three-year term. Pursuant to an amendment to our Bylaws approved by our board of directors in April 2021, our board of directors was declassified.

Ten directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders, or thereafter until their successors are duly elected and qualified. The nominees receiving the highest number of affirmative votes will be elected as directors. The nominating and corporate governance committee of the board of directors has recommended, and the board of directors has designated, Mark A. Russell, Stephen J. Girsky, Sooyean (Sophia) Jin, Michael L. Mansuetti, Gerrit A. Marx, Mary M. Petrovich, Steven M. Shindler, Bruce L. Smith, DeWitt Thompson, V and Jeffrey W. Ubben as the nominees to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified, and each has indicated to us that he or she will be able to serve. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by the board of directors, taking into account any recommendations of the nominating and corporate governance committee, to fill such vacancy.

Skills and Qualifications:

Executive Leadership 9 of 10 Directors
Vehicle Industry 6 of 10 Directors
Emerging Growth 5 of 10 Directors
Financial 5 of 10 Directors
Next Gen Technologies 7 of 10 Directors
Operations/Manufacturing 6 of 10 Directors

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PROPOSAL 1 — ELECTION OF DIRECTORS

The names of the nominees and certain biographical information as of May 19, 2021 are set forth below:

Mark A. Russell

Biographical Information

Mark A. Russell has served as our President and Chief Executive Officer and a member of our board of directors since June 2020. Prior to that, Mr. Russell served as President of Nikola Corporation, a Delaware corporation, prior to the Business Combination (as defined below) (“Legacy Nikola”), from February 2019 to June 2020, and as a member of Legacy Nikola’s board of directors from July 2019 to June 2020. From August 2018 to February 2019, Mr. Russell explored new opportunities. Prior to that, Mr. Russell served as President and Chief Operating Officer of Worthington Industries (NYSE: WOR), a diversified metals manufacturing company, from August 2012 to August 2018. Mr. Russell received a B.I.S. in integrated studies from Weber State University and a juris doctor from Brigham Young University.

Qualifications

We believe Mr. Russell is qualified to serve on our board of directors due to his extensive leadership and management experience at various public and private companies, including his experience serving as our President and Chief Executive Officer.

DIRECTOR SINCE: June 2020 AGE: 58

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PROPOSAL 1 — ELECTION OF DIRECTORS

Stephen J. Girsky

Biographical Information

Stephen J. Girsky served as President, Chief Executive Officer and a director of VectoIQ Acquisition Corp. (“VectoIQ”), our predecessor company, from January 2018 to June 2020 and continues to serve on our board of directors following the completion of our business combination with VectoIQ on June 3, 2020 (the “Business Combination”). Mr. Girsky is a Managing Partner of VectoIQ, LLC, an independent advisory and investment firm based in New York. Mr. Girsky served in a number of capacities at General Motors Company (NYSE: GM), a vehicle manufacturer (“General Motors”), from November 2009 until July 2014, including Vice Chairman, having responsibility for global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC, global research & development and global purchasing and supply chain. Mr. Girsky also served on General Motors’ board of directors following its emergence from bankruptcy in June 2009 until June 2016. Mr. Girsky currently serves on the board of directors of Brookfield Business Partners Limited, the general partner of Brookfield Business Partners, L.P. (NYSE: BBU; TSX BBU.UN), a private equity company. Mr. Girsky received a bachelor of science degree in mathematics from the University of California, Los Angeles and an M.B.A. from Harvard University.

Qualifications

We believe Mr. Girsky is qualified to serve on our board of directors based on his extensive leadership and business experience, including his experience as a director of numerous public companies, together with his background in finance and public company governance.

DIRECTOR SINCE: January 2018 AGE: 59

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PROPOSAL 1 — ELECTION OF DIRECTORS

Sophia Jin

Biographical Information

Sophia Jin has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from May 2019 to June 2020. Ms. Jin has served as senior director of venture investments of Hanwha Holdings USA, an investment-supporting organization for Hanwha affiliates pursuing strategic investments and M&A activities within North America, since January 2019, and served as director of venture investment of Hanwha Holdings USA from January 2018 to December 2018. Prior to that, Ms. Jin held various positions at Hanwha Q CELLS America Inc., a global solar cell and module manufacturer, including director of corporate planning from July 2013 to June 2015 and director and head of marketing from July 2015 to December 2017. Ms. Jin received a bachelor’s degree in business administration from Seoul National University and an M.B.A. from the Stanford University Graduate School of Business.

Qualifications

We believe Ms. Jin is qualified to serve on our board of directors due to her extensive experience with renewable energy companies.

DIRECTOR SINCE: June 2020 AGE: 42

Michael L. Mansuetti

Biographical Information

Michael L. Mansuetti has served as a member of our board since June 2020, and prior to that, a member of the board of directors of Legacy Nikola from September 2019 to June 2020. Since July 2012, Mr. Mansuetti has been the President of Robert Bosch LLC, an automotive component supply company. Mr. Mansuetti received a bachelor of science degree in mechanical engineering from Clemson University.

Qualifications

We believe Mr. Mansuetti is qualified to serve on our board of directors due to his expertise in advanced manufacturing, operations, and management and extensive leadership experience.

DIRECTOR SINCE: June 2020 AGE: 55

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PROPOSAL 1 — ELECTION OF DIRECTORS

Gerrit A. Marx

Biographical Information

Gerrit A. Marx has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from September 2019 to June 2020. Mr. Marx has served as Chief Executive Officer of Iveco, a commercial goods manufacturing company, since March 2019 and as President of commercial and specialty vehicles of CNHI (Nasdaq: CNHI), an industrial goods manufacturing company, since January 2019. Prior to joining CNHI, Mr. Marx served as an operating partner at Bain Capital, a global private equity firm, from December 2012 to December 2018. Mr. Marx served as interim Chief Executive Officer of Wittur Holding GmbH, an elevator component manufacturing company, from May 2017 to March 2018 and as interim President of power tools of Apex Tool Group, LLC, a hand and power tool manufacturing company, from November 2014 to April 2015. Mr. Marx received a master of engineering equivalent in mechanical engineering and an M.B.A. equivalent from RWTH Aachen University, Germany, and a doctorate in business administration from Cologne University, Germany.

Qualifications

We believe Mr. Marx is qualified to serve on our board of directors due to his extensive experience in the automobile industry as well as his experience in finance.

DIRECTOR SINCE: June 2020 AGE: 45

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PROPOSAL 1 — ELECTION OF DIRECTORS

Mary L. Petrovich

Biographical Information

Mary L. Petrovich has served as a member of our board of directors since December 2020. She has served as an operating executive at the Carlyle Group, a global asset management company, since June 2011, and as an advisor to American Security Partners, a private equity firm, since September 2013. Ms. Petrovich served in various capacities at AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components, as Executive Chair from December 2014 through July 2019, following its acquisition by General Dynamics, as General Manager from 2008 to 2011, and as Chairman and Chief Executive Officer, from 2001 to 2008. Ms. Petrovich has served on the board of directors of Woodward, Inc. (Nasdaq: WWD), a designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets, since 2002. Ms. Petrovich served as a director of WABCO Holdings Inc. (NYSE: WBC), a global supplier of electronic, mechanical, electro-mechanical and aerodynamic products for manufacturers of commercial trucks, buses and trailers, and passenger cars, from November 2011 to December 2018. Ms. Petrovich also serves as chairman of the board of DealerShop, North America’s largest buying group for car dealers and a private company, and Traxen, a private company focused on developing useful combination of technologies to promote safe driving, efficient fuel use and to provide beneficial and actionable big data to heavy-duty trucking industry. Ms. Petrovich received a bachelor’s degree in engineering from the University of Michigan, and an M.B.A. from Harvard University.

Qualifications

We believe Ms. Petrovich is qualified to serve on our board of directors due to her extensive experience in the automotive industry, and in particular, the trucking industry.

DIRECTOR SINCE: December 2020 AGE: 58

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PROPOSAL 1 — ELECTION OF DIRECTORS

Steven M. Shindler

Biographical Information

Steven M. Shindler has served as a member of our board of directors since September 2020. He served as Chief Financial Officer of VectoIQ from January 2018 through the completion of the Business Combination. Mr. Shindler is a director of NII Holdings, Inc., a holding company that previously owned providers of wireless communication services under the Nextel brand in Latin America. Mr. Shindler served as Chief Executive Officer of NII from 2012 to August 2017 as well as from 2000 to 2008. Mr. Shindler served as Executive Vice President and Chief Financial Officer of Nextel Communications, Inc., a wireless service operator, from 1996 to 2000. Prior to joining Nextel, Mr. Shindler was Managing Director of Communications Finance at The Toronto Dominion Bank. Mr. Shindler is also a founding partner of RIME Communications Capital, a firm that has invested in early stage media, tech and telco companies. Mr. Shindler received a bachelor of arts degree in economics from the University of Michigan and an M.B.A. from Cornell University.

Qualifications

We believe Mr. Shindler is qualified to serve on our board of directors due to his corporate financial management and strategic planning experience, including financial and operational knowledge and experience.

DIRECTOR SINCE: September 2020 AGE: 58

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PROPOSAL 1 — ELECTION OF DIRECTORS

Bruce L. Smith

Biographical Information

Bruce L. Smith has served as a member of our board of directors since November 2020. He has served as chairman and chief executive officer of Detroit Manufacturing Systems LLC, a Tier 1 component manufacturer for global automotive brands, since July 2018. Prior to joining Detroit Manufacturing Systems LLC, Mr. Smith served as President and Chief Executive Officer of BTM Company, a global leader of precision engineered tooling and production equipment, from July 2015 to July 2018. Mr. Smith also served as President and Chief Executive Officer of Elyria & Hodge Foundries, a company that produces complex gray and ductile iron castings, from April 2009 to July 2015, President and Chief Operating Officer of Guilford Mills, a high-tech performance fabrics supplier, from May 2005 to April 2009, President and Chief Executive Officer of Piston Group, an automotive supplier, from 2003 to 2005, and president and chief operating officer of United Plastics Group, an international plastics manufacturer, from 2001 to 2003. Mr. Smith received a bachelor’s degree in mechanical engineering from Carnegie Mellon University, and an M.B.A. from Harvard University.

Qualifications

We believe Mr. Smith is qualified to serve on our board of directors due to his extensive experience in the manufacturing industry.

DIRECTOR SINCE: November 2020 AGE: 58

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PROPOSAL 1 — ELECTION OF DIRECTORS

DeWitt C. Thompson, V

Biographical Information

DeWitt C. Thompson, V has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from July 2017 to June 2020. Mr. Thompson has served as Chairman and Chief Executive Officer of Thompson Machinery Commerce Corporation, a Caterpillar distributor in Tennessee and Mississippi, servicing heavy machinery, on-highway trucks, and power systems, since 1995. He has also served as Chairman for Aries Clean Energy since April 2010. Mr. Thompson founded PureSafety in 1999 and served as Chairman until the purchase of that company by Underwriters Laboratories in 2011. Mr. Thompson is also an owner and director of the Nashville Predators and sits on the board of directors for Wealth Access. He received a bachelor of science degree from the engineering school at Vanderbilt University.

Qualifications

We believe Mr. Thompson is qualified to serve on our board of directors due to his extensive experience in renewable energy and machinery.

DIRECTOR SINCE: June 2020 AGE: 48

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PROPOSAL 1 — ELECTION OF DIRECTORS

Jeffrey W. Ubben

Biographical Information

Jeffrey W. Ubben has served as a member of our board of directors since June 2020, and prior to that, a member of the board of directors of Legacy Nikola from September 2019 to June 2020. Mr. Ubben founded Inclusive Capital Partners, L.P., a financial services company, in July 2020, and is a Managing Partner and member of the Management Committee. As of June 2020, Mr. Ubben retired from his positions at ValueAct Capital Management, L.P., a financial services company which he founded in 2000, where he served as Chief Executive Officer, member of the Management Committee, Chief Investment Officer, and Portfolio Manager. Mr. Ubben also founded Inclusive Capital Partners Spring Master Fund, L.P., an investment fund formerly known as ValueAct Spring Master Fund, L.P. in 2018, and currently serves as Portfolio Manager. Mr. Ubben has served as a member of the boards of directors of numerous public and private companies, including: Exxon Mobil Corporation (NYSE: XOM), an energy company, where he has served since February 2021; AppHarvest, Inc. (Nasdaq: APPH), an agriculture technology company, where he has served since March 2019, and is a member of the nominating and corporate governance committee; The AES Corporation (NYSE: AES), an electrical power distribution company, where he has served since January 2018, and is a member of the compensation and financial and audit committees; Enviva Partners, LP (NYSE: EVA), an industrial wood pellet production company, where he has served since June 2020, and is a member of the compensation and health, safety, sustainability and environmental committees; Twenty-First Century Fox, Inc. (Nasdaq: TFCF and TFCFA), a multinational mass media corporation which was acquired by Walt Disney Co (NYSE: DIS) in March 2019, from November 2015 to April 2018; and Willis Towers Watson plc (NYSE: WSH), a multinational risk management, insurance brokerage and advisory company (“Willis Towers”), from January 2016 to November 2017, and Willis Group Holding plc, a subsidiary of Willis Towers, from July 2013 to January 2016. Mr. Ubben received a bachelor of arts degree in economics and political science from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Qualifications

We believe Mr. Ubben is qualified to serve on our board of directors due to his extensive background in finance and experience with numerous public company boards.

DIRECTOR SINCE: June 2020 AGE: 59

✓	The Board of Directors Recommends a Vote “FOR” the Election of the Nominees Set Forth Above as Directors of the Company.

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PROPOSAL 1 — ELECTION OF DIRECTORS

DIRECTOR NOMINATIONS

The board of directors nominates directors and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board for nomination or election.

Our board of directors strives to find directors who are experienced and dedicated individuals with diverse backgrounds. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our nominating and corporate governance committee also seeks to ensure that a majority of our directors are independent under the rules of Nasdaq and that one or more of our directors is an “audit committee financial expert” under the rules of the SEC.

The nominating and corporate governance committee believes it appropriate for our President and Chief Executive Officer to participate as a member of the board of directors.

Prior to our annual meeting of stockholders, our nominating and corporate governance committee identifies nominees by evaluating the current directors who are willing to serve on our board of directors. The candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the board of directors for any particular talents and experience. If a director no longer wishes to continue in service, if the nominating and corporate governance committee decides not to re-nominate a director, or if a vacancy is created on the board of directors because of a resignation or an increase in the size of the board or other event, then the committee will consider whether to replace the director or to decrease the size of the board. If the decision is to replace a director, the nominating and corporate governance committee will consider various candidates for board membership, including those suggested by committee members, by other board members, a director search firm engaged by the committee or our stockholders. Prospective nominees are evaluated by the nominating and corporate governance committee based on the membership criteria described above and set forth in our Corporate Governance Guidelines. The nominating and corporate governance committee will consider candidates recommended by stockholders. A stockholder who wishes to suggest a prospective nominee for our board of directors should notify the Secretary of the Company or any member of the nominating and corporate governance committee in writing with any supporting material the stockholder considers appropriate.

CANDIDATE POOL THE POOL OF QUALIFIED CANDIDATES CAN COME FROM INDEPENDENT DIRECTOR RECOMMENDATIONS, STOCKHOLDER RECOMMENDATIONS OR AN INDEPENDENT SEARCH	IN-DEPTH REVIEW CANDIDATES ARE THOROUGHLY REVIEWED AND THE TOPIC OF DISCUSSION AT NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MEETINGS	RECOMMEND SELECTED CANDIDATE FOR APPOINTMENT TO OUR BOARD NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MAKES RECOMMENDATIONS TO THE BOARD	REVIEW BY THE BOARD BOARD RIGOROUSLY REVIEWS PROPOSED CANDIDATES	SELECT DIRECTORS THE BOARD VOTES TO SELECT THE MOST QUALIFIED CANDIDATES

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PROPOSAL 1 — ELECTION OF DIRECTORS

DIRECTOR INDEPENDENCE

Our board of directors determined that each of our directors, other than Mark A. Russell, qualify as an independent director, as defined under the listing rules of Nasdaq (the “Nasdaq listing rules”) and that our board of directors consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq listing rules relating to director independence requirements. Our board of directors considered the fact that Messrs. Girsky and Shindler served as President and Chief Executive Officer and Chief Financial Officer, respectively, of VectoIQ, our predecessor company prior to the Business Combination, and in such respective capacities, participated in the preparation of financial statements of VectoIQ, but did not participate in the preparation of Legacy Nikola’s financial statements. Based on advice from Nasdaq, our board of directors determined that Messrs. Girsky and Shindler qualify as independent directors. There are no family relationships among any of our directors or executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee in 2020 was at any time during 2020 or at any other time an officer or employee of ours. Other than disclosed below under the heading “Certain Relationships and Transactions with Related Persons,” no member of our compensation committee had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

BOARD MEETINGS

Our board of directors held 22 meetings during 2020, 18 of which occurred following the completion of the Business Combination. Each director attended at least 75% of the aggregate meetings held by the board of directors and the committees on which such director served during the time such director was a director, except for Bruce L. Smith. We do not have a policy that requires the attendance of directors at our annual meeting of stockholders.

Meeting of Non-Management and Independent Directors and Communications with Directors

The independent directors meet in an executive session in connection with each regularly scheduled board meeting, during which the independent directors have the opportunity to discuss management performance. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. Our board of directors welcomes questions or comments about the Company and our operations. If a stockholder wishes to communicate with our board of directors, including our independent directors, they may send their communication in writing to: Secretary, Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040. You must include your name and address in the written communication and indicate whether you are a stockholder. The Secretary will review any communication received from a stockholder, and all material communications will be forwarded to the appropriate director or directors or committee of the board of directors based on the subject matter.

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PROPOSAL 1 — ELECTION OF DIRECTORS

BOARD COMMITTEES

We have established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operate under a charter that has been approved by our board of directors. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act, and the current rules and regulations of the SEC and Nasdaq. We intend to comply with future requirements to the extent they are applicable to us. Each committee has the composition and responsibilities described below.

Audit Committee
Current Members: Steven Shindler (Chair) Sophia Jin Michael L. Mansuetti Number of Meetings in 2020 (following the completion of the Business Combination): 2

The functions of this committee include, among other things:

•   evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•   reviewing our financial reporting processes and disclosure controls;

•   reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•   reviewing the adequacy and effectiveness of our internal control policies and procedures, including the effectiveness of our internal audit function;

•   reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•   preparing the report that the SEC requires in our annual proxy statement;

•   reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;

•   reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•   reviewing and evaluating the audit committee charter biennially and recommending any proposed changes to the board;

•   obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•   monitoring the rotation of our independent auditor’s lead audit and concurring partners and the rotation of other audit partners as required by law;

•   prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•   reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•   reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

•   reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments; and

•   establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or other matters.

Our board of directors has determined that each member of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, our board of directors examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Our board of directors determined that Mr. Shindler qualifies as an “audit committee financial expert” within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the board considered Mr. Shindler’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Compensation Committee
Current Members: Gerrit A. Marx (Chair) Bruce L. Smith DeWitt C. Thompson, V Number of Meetings in 2020 (following the completion of the Business Combination): 2

The functions of this committee include, among other things:

•   reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•   reviewing and approving the compensation and other terms of employment of our executive officers;

•   reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•   making recommendations to the board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board;

•   reviewing and making recommendations to the board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•   reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•   administering our equity incentive plans, to the extent such authority is delegated by the board;

•   reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensation, perquisites and special or supplemental benefits for our executive officers;

•   reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•   preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

•   reviewing and evaluating the compensation committee charter biennially and recommending any proposed changes to the board.

Our board of directors has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq.

Nominating and Corporate Governance Committee
Current Members: Jeffrey W. Ubben (Chair) Stephen J. Girsky Mary L. Petrovich Number of Meetings in 2020 (following the completion of the Business Combination): 3

The functions of this committee include, among other things:

•   identifying, reviewing and making recommendations of candidates to serve on the board;

•   evaluating the performance of the board, committees of the board and individual directors and determining whether continued service on the board is appropriate;

•   evaluating nominations by stockholders of candidates for election to the board;

•   evaluating the current size, composition and organization of the board and its committees and making recommendations to the board for approvals;

•   developing a set of corporate governance policies and principles and recommending to the board any changes to such policies and principles;

•   reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board current and emerging corporate governance trends; and

•   reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board.

Our board of directors has determined that each of the members of our nominating and corporate governance committee satisfies the independence requirements of Nasdaq.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE: SEPARATION OF THE ROLES OF CHAIRMAN AND CEO

We have chosen to separate the roles of chairman of the board and Chief Executive Officer. Our board of directors believes that separating these roles is the most appropriate structure for Nikola. Our board of directors believes that an independent chairman enables the board to more effectively and objectively monitor the performance of Nikola, the Chief Executive Officer and our executive officers. By separating these roles, our board of directors believes that Mr. Russell can devote his attention to executing our strategy while Mr. Girsky can take responsibility for leading the board.

In his role as the independent chairman, Mr. Girsky undertakes several responsibilities with respect to the operations and functioning of our board of directors. Among these responsibilities are the following: presides at meetings of our board of directors; presides over executive sessions of the non-employee directors; helps facilitate communication between senior management and the independent directors; works with committee chairs to oversee coordinated coverage of board responsibilities; and undertakes such other responsibilities as our board of directors may assign to him from time to time.

Mr. Girsky has served as the independent chairman of the board since September 2020.

If our chairman of the board is not an independent director, our board of directors will appoint an independent director to serve as lead independent director in accordance with our Corporate Governance Guidelines.

Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, as well as the COVID-19 pandemic and cybersecurity risks. Our compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has adopted written Corporate Governance Guidelines to ensure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. Our Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The nominating and corporate governance committee assists the board in implementing and adhering to our Corporate Governance Guidelines. Our Corporate Governance Guidelines are reviewed at least annually by the nominating and corporate governance committee, and changes are recommended to our board of directors as warranted.

Code of Business Conduct and Ethics

We believe that our corporate governance initiatives comply with the Sarbanes-Oxley Act and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of Nasdaq. Our board of directors will continue to evaluate our corporate governance principles and policies.

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations;

•	confidentiality;

•	conflicts of interest;

•	corporate opportunities;

•	fair dealing;

•	payments or gifts from others;

•	health and safety;

•	insider trading;

•	protection and proper use of company assets; and

•	record keeping.

Our board of directors has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer and Chief Financial Officer as well as other key management employees addressing ethical issues. Our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers can only be amended by the approval of a majority of our board of directors. Any waiver to our Code of Business Conduct and Ethics for an executive officer or director or any waiver of the Code of Ethics for Senior Financial Officers may only be granted by our board of directors or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

To date, there have been no waivers under our Code of Business Conduct and Ethics or our Code of Ethics for Senior Financial Officers. We intend to disclose future amendments to certain provisions of these codes or waivers of such codes granted to executive officers and directors on our website at www.nikolamotor.com within four business days following the date of such amendment or waiver.

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CORPORATE GOVERNANCE

Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, charters for each of the audit, compensation and nominating and corporate governance committees and other corporate governance documents, are posted on the investors section of our website at www.nikolamotor.com/investors under the heading “Corporate Governance — Governance Documents.” In addition, stockholders may obtain a printed copy of these documents by writing to Secretary, Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

The following includes a summary of transactions since January 1, 2020 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Private Placement

On June 3, 2020, a number of purchasers (each, a “Subscriber”) purchased from us an aggregate of 52,500,000 shares of common stock (“PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $525.0 million, pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of March 2, 2020. Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the closing of the Business Combination. Inclusive Capital Partners Spring Master Fund, L.P. (f/k/a ValueAct Spring Master Fund, L.P.) (“Spring Master Fund”) which is affiliated with Jeffrey W. Ubben, a member of our board of directors, purchased 5,000,000 shares of common stock in the PIPE for an aggregate purchase price of $50.0 million.

Stockholder Support Agreement

On March 2, 2020, Legacy Nikola, VectoIQ and certain Legacy Nikola stockholders entered into a Stockholder Support Agreement with us (the “Stockholder Support Agreement”) whereby certain Legacy Nikola stockholders agreed to vote all of their shares of Legacy Nikola’s capital stock in favor of the approval and adoption of the Business Combination and related transactions. Additionally, such stockholders agreed not to transfer any of their shares of Legacy Nikola common stock and Legacy Nikola preferred stock (or enter into any arrangement with respect thereto) or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Indemnification Agreements

We entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

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CORPORATE GOVERNANCE

The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and our stockholders.

Equity Financings

Series D Preferred Stock Financing

From September 30, 2019 through the closing of the Business Combination, Legacy Nikola sold an aggregate of 25,661,448 shares of Series D preferred stock for an aggregate purchase price of $250.0 million, pursuant to Legacy Nikola’s Series D preferred stock financing. In connection with the Series D preferred stock financing, Legacy Nikola entered into a Series D preferred stock purchase agreement and the CNHI Services Agreement with CNHI and Iveco. Under these agreements, Legacy Nikola issued to Iveco 25,661,448 shares of Series D preferred stock in exchange for a license valued at $50.0 million, $100.0 million in in-kind services and $100.0 million in cash.

In 2019, Legacy Nikola issued 5,132,291 shares of Series D preferred stock to Iveco in exchange for $50.0 million. Legacy Nikola also issued 5,953,515 shares of Series D preferred stock to Iveco in exchange for licensed Iveco technology and for $8.0 million in in-kind services.

In 2020, Legacy Nikola issued an additional 5,132,289 shares of Series D preferred stock to CNHI and Iveco in exchange for approximately $50.0 million pursuant to the Series D preferred stock purchase agreement and 9,443,353 shares pursuant to a Technical Assistance Service Agreement as a payment for in-kind services provided in the first and second quarter of 2020 as well as prepayment for additional services to be provided to us during the remainder of 2020 and 2021.

The following table summarizes purchases of Legacy Nikola’s Series D preferred stock by related persons and their affiliated entities. None of Legacy Nikola’s executive officers purchased shares of Series D preferred stock.

Stockholder	Shares of Series D Preferred Stock		Total Purchase Price
Iveco S.p.A.(1)	25,661,448	(3)	$250,000,016.92	(4)
ValueAct Spring Master Fund, L.P.(2)	1,539,688		$15,000,014.70

(1)	Gerrit A. Marx is a member of our board of directors and is affiliated with Iveco.

(2)	Jeffrey W. Ubben is a member of our board of directors and is affiliated with Spring Master Fund.

(3)	Includes shares committed for issuance to Iveco on or prior to the closing of the Business Combination.

(4)	Includes a cash investment and value of services rendered and licenses granted pursuant to the CNHI Services Agreement.

Repurchase Agreements

On March 2, 2020, in accordance with the redemption rights granted pursuant to that certain letter agreement by and between Legacy Nikola and Nimbus, dated August 3, 2018, (as amended, the “Nimbus Redemption Letter Agreement”), which gave Nimbus the right to sell back to Legacy Nikola a portion of its shares of Series B preferred stock and Series C preferred stock from time to time upon the consummation of future equity capital raises by Legacy Nikola, Legacy Nikola entered into a Series B preferred stock repurchase agreement with Nimbus, whereby Legacy Nikola agreed to repurchase 2,850,930 shares of Legacy Nikola’s Series B preferred stock from Nimbus at a price of $8.77 per share for an aggregate repurchase price of $25.0 million and was completed prior to the closing of the Business Combination. The parties agreed that the aggregate repurchase price constituted a credit towards the number of shares that Nimbus would otherwise be entitled to redeem under any letter agreement between Legacy Nikola and Nimbus.

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CORPORATE GOVERNANCE

Commercial Agreements

Agreements with Nimbus

On March 2, 2020, Legacy Nikola entered into a Commercial Letter Agreement with Nimbus, whereby Legacy Nikola agreed to use Nimbus’ affiliates’ autonomous driving components on Legacy Nikola’s autonomy equipped trucks, subject to certain conditions, negotiate inverter development, fuel cell power module development and part supply with Nimbus, and obligate Legacy Nikola to receive services resulting in a minimum payment to Nimbus and its affiliates. We believe the terms of this agreement are generally no less favorable to Legacy Nikola than those that could be obtained in similar transactions with unaffiliated third parties. The Nimbus Redemption Letter Agreement was terminated at the closing of the Business Combination.

Agreements with Bosch Entities

We maintain commercial relationships with Robert Bosch, LLC, Robert Bosch Battery Systems, LLC, and Robert Bosch Automotive Steering, LLC (collectively, the “Bosch Entities”). Robert Bosch GmbH is the parent company of the Bosch Entities, and Nimbus is an affiliate of Robert Bosch GmbH. During the year ended December 31, 2020, we recorded research and development expenses of $15.1 million to these entities. As of December 31, 2020, we recorded $2.8 million of accounts payable and $0.8 million in accrued expenses to these entities. As of December 31, 2020, we have remaining purchase obligations of $1.5 million through 2022 to these entities.

Agreements with CNHI/Iveco

On September 30, 2019, Legacy Nikola entered into a European alliance agreement with CNHI and Iveco (“the European Alliance Agreement”) whereby Legacy Nikola and CNHI/Iveco agreed to establish an entity for the purposes of designing, developing, engineering and manufacturing pure electric and hydrogen heavy trucks in Europe. Iveco is a beneficial owner of more than 5% of our common stock and Gerrit A. Marx, a member of our board of directors, serves as president of commercial and specialty vehicles of CNHI. Pursuant to the European Alliance Agreement, Legacy Nikola and Iveco will contribute equal amounts of cash and in kind contributions necessary for each of party to subscribe to 50% of the capital stock of the entity contemplated by the agreement. The initial term of the European Alliance Agreement expires on December 31, 2030, with automatic renewals of ten-year periods unless terminated by either party with written notice received by the non-terminating party no later than December 31, 2029 for the initial term and no later than the end of the 7th year of any subsequent term. We believe the contribution and capitalization terms of this agreement are generally no less favorable to Legacy Nikola than those that could be obtained in similar transactions with unaffiliated third parties.

Transactions with Executive Officers

Immediately following the closing of the Business Combination, pursuant to a redemption agreement, we redeemed 7,000,000 shares of common stock from M&M Residual, LLC (“M&M Residual”) at a purchase price of $10.00 per share. M&M Residual is a Nevada limited liability company that is wholly-owned by Trevor R. Milton, our founder and former executive chairman of the board of directors. The number of shares to be redeemed and the redemption price were determined and agreed upon during negotiations between the various parties to the Business Combination, including Mr. Milton and representatives of VectoIQ, Legacy Nikola and the Subscribers. This redemption was undertaken to allow Mr. Milton, the founder of Legacy Nikola, to attain some liquidity prior to his becoming an executive officer of a publicly traded entity and subject to lock-up restrictions, and it was approved by the disinterested directors of Legacy Nikola.

In 2019, Legacy Nikola entered into an aircraft charter arrangement with Mr. Milton to reimburse him for the flight hours incurred for company use on his personal aircraft. These flight hours were related to business travel by Mr. Milton and other members of the executive team. We recognized an expense of $1.6 million for the year

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ended December 31, 2020 for the business use of the aircraft. The aircraft charter arrangement was terminated effective October 2020. We recognized $0.2 million for the provision of solar installation services to Mr. Milton for the year ended December 31, 2020. Mr. Milton paid for these services and as of December 31, 2020, we had no outstanding balances in accounts receivable related to solar installation services. Solar installation services were terminated effective October 2020.

In December 2018, M&M Residual issued 6,005,139 performance-based stock options (the “Performance Awards”), pursuant to Legacy Nikola’s Founder Stock Option Plan, effective as of December 31, 2018 (the “Founder Stock Option Plan”). The Performance Awards were issued to recognize the superior performance and contribution of specific employees of Legacy Nikola, including Mr. Milton’s relatives, Travis Milton and Lance Milton, Britton M. Worthen, our Chief Legal Officer and Secretary, and Joseph R. Pike, our Chief Human Resources Officer. M&M Residual owned the shares of Legacy Nikola common stock underlying the Performance Awards, which are considered to be issued by Legacy Nikola for accounting purposes. The Performance Awards were to vest based on Legacy Nikola’s achievement of a liquidation event, such as a private sale or an initial public offering on a U.S. stock exchange. During the year ended December 31, 2020, the performance conditions were met upon the closing of the Business Combination. As a result, we recognized stock-based compensation expense related to these option awards of $7.2 million during the year December 31, 2020.

On April 27, 2020, M&M Residual and an affiliate and VA Spring NM, LLC (currently known as Spring NM, LLC) (“Spring NM”) and an affiliate entered into two agreements under which M&M Residual agreed to transfer 600,000 shares of Legacy Nikola common stock valued at a price of $10.00 per share ($6,000,000 in total) to Spring NM, in exchange for the transfer of certain personal property to Mr. Milton. Jeffrey W. Ubben, a member of our board of directors, is the managing member of Spring NM. The transaction was completed in May 2020.

On May 18, 2020 and May 19, 2020, Spring NM purchased an aggregate of 4,480,000 shares of Legacy Nikola common stock from certain employees, advisors and former employees of Legacy Nikola at a purchase price of $10.00 per share of Legacy Nikola common stock, including shares purchased from the following executive officers: Mark A. Russell, Chief Executive Officer (380,200 shares), Mr. Milton (2,406,860 shares from M&M Residual which is controlled by Mr. Milton), Britton M. Worthen, Chief Legal Officer and Secretary (380,200 shares), Kim J. Brady, Chief Financial Officer (380,200 shares) and Joseph R. Pike, Chief Human Resources Officer (65,539 shares). Jeffrey W. Ubben, a member of our board of directors, is the managing member Spring NM.

On June 2, 2020, T&M Residual, LLC (“T&M Residual”), an entity owned by Mr. Milton and Mr. Russell and managed by Mr. Milton, transferred 26,822,363 shares of Legacy Nikola common stock to Mr. Milton, who then contributed the shares to M&M Residual. In connection with such transfer, Mr. Milton was granted a proxy to vote the remaining shares of common stock held by T&M Residual until the earlier of June 2, 2023 or the earlier death or permanent disability of Mr. Milton. As part of the same transaction, Mr. Russell was appointed as the manager of T&M Residual.

Employment Agreements with Named Executive Officers

Details of the employment agreements for our named executive officers are outlined below.

Employment Agreement with Mark A. Russell

On February 8, 2019, Mark A. Russell entered into an employment agreement with Legacy Nikola to serve as President. Pursuant to the employment agreement, Mr. Russell’s initial base salary was $300,000 per year. Mr. Russell also received incentive stock options pursuant to our 2017 Option Plan. Mr. Russell’s employment agreement provided that he was eligible to participate in Legacy Nikola’s health and welfare benefit plans

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maintained for the benefit of its employees. Under his employment agreement, if Mr. Russell’s employment is terminated by Legacy Nikola without cause or due to his resignation for good reason, then his initial incentive stock option grant may be exercised for up to one year from his date of separation, and he was entitled to receive, as severance, twelve months of annual salary and health and welfare benefits for the severance period. Mr. Russell’s employment agreement contained customary confidentiality, non solicitation and intellectual property assignment provisions.

On June 3, 2020, Mr. Russell entered into an amended and restated employment agreement with us to serve as President and Chief Executive Officer. Mr. Russell’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Russell’s annual base salary is $1. Mr. Russell’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Russell has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Russell is eligible to receive an annual time vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $6,000,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three year cliff vesting schedule, and a performance-based stock award consisting of 4,859,000 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Russell vested in full. Mr. Russell’s employment agreement contains customary confidentiality, non solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Russell’s employment and subject to Mr. Russell’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including a two year non compete and non solicit covenants and a non disparagement covenant, Mr. Russell will be entitled to receive: (1) a lump sum cash payment in an amount equal to $2,600,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity based awards, other than Mr. Russell’s performance-based award (and the post termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board, Mr. Russell’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro rated for the length of his employment during the performance period.

Employment Agreement with Kim J. Brady

On October 17, 2017, Kim J. Brady entered into an employment agreement with Legacy Nikola to serve as Chief Financial Officer. Pursuant to the employment agreement, Mr. Brady’s initial base salary was $250,000 per year, and Mr. Brady was eligible to receive a bonus upon achievement of specific fundraising milestones of Legacy Nikola. Mr. Brady received a bonus under his employment agreement in connection with Legacy Nikola’s Series D preferred stock financing. In 2019, Mr. Brady’s annual salary was unchanged from the prior year, and he did not receive a cash bonus. Under his employment agreement, Mr. Brady received incentive stock options pursuant to our 2017 Option Plan, and was entitled to receive additional stock options contingent upon Legacy Nikola’s completion of a financing. Mr. Brady’s employment agreement provides that he was eligible to participate in Legacy Nikola’s health and welfare benefit plans maintained for the benefit of its employees. Under his employment agreement, if Mr. Brady’s employment is terminated by Legacy Nikola without cause or due to his resignation for good reason, then his initial incentive stock option grants may be exercised for up to one year from his date of separation. Mr. Brady’s employment agreement contained customary confidentiality, non solicitation and intellectual property assignment provisions.

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On June 3, 2020, Mr. Brady entered into an amended and restated employment agreement with us to serve as Chief Financial Officer. Mr. Brady’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Brady’s annual base salary is $1. Mr. Brady’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Brady has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Brady is eligible to receive an annual time vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $3,200,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three year cliff vesting schedule, and a performance-based stock award consisting of 2,591,000 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Brady vested in full. Mr. Brady’s employment agreement contains customary confidentiality, non solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Brady’s employment and subject to Mr. Brady’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including a two year non compete and non solicit covenants and a non disparagement covenant, Mr. Brady will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity based awards, other than Mr. Brady’s performance-based award (and the post termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board, Mr. Brady’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro rated for the length of his employment during the performance period.

Employment Agreement with Pablo M. Koziner

On December 22, 2020, Pablo M. Koziner entered into an amended and restated employment agreement with us to serve as President of Energy and Commercial. Mr. Koziner’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Koziner’s annual base salary is $1. Mr. Koziner’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Koziner has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Koziner is eligible to receive an annual time-vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $3,100,000, subject to continued employment during a three-year cliff vesting schedule, and a performance-based stock award consisting of 1,820,712 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. Mr. Koziner’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) and subject to the delivery of an effective release of claims and ongoing compliance with certain post-termination restrictive covenants, including a two-year non-compete and non-solicit covenants and a non-disparagement covenant, Mr. Koziner will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage,

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less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity-based awards, other than Mr. Koziner’s performance-based award; and (4) following certification by the board, Mr. Koziner’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated for the length of his employment during the performance period.

Employment Agreement with Britton M. Worthen

On June 3, 2020, Britton M. Worthen entered into an amended and restated employment agreement with us to serve as Chief Legal Officer. Mr. Worthen’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Worthen’s annual base salary is $1. Mr. Worthen’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Worthen has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Worthen is eligible to receive an annual time-vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $3,000,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three-year cliff vesting schedule, and a performance-based stock award consisting of 2,428,000 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Worthen vested in full. Mr. Worthen’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Worthen’s employment and subject to Mr. Worthen’s delivery of an effective release of claims and ongoing compliance with certain post-termination restrictive covenants, including a two-year non-compete and non-solicit covenants and a non-disparagement covenant, Mr. Worthen will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity-based awards, other than Mr. Worthen’s performance-based award (and the post-termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board, Mr. Worthen’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated for the length of his employment during the performance period.

Employment Agreement with Joseph R. Pike

On June 3, 2020, Joseph R. Pike entered into an amended and restated employment agreement with us to serve as Chief Human Resources Officer. Mr. Pike’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Pike’s annual base salary is $1. Mr. Pike’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Pike has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Pike is eligible to receive an annual time-vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $2,000,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three-year cliff vesting schedule, and a performance-based stock award consisting of 1,619,000 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then

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held by Mr. Pike vested in full. Mr. Pike’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Pike’s employment and subject to Mr. Pike’s delivery of an effective release of claims and ongoing compliance with certain post-termination restrictive covenants, including a two-year non-compete and non-solicit covenants and a non-disparagement covenant, Mr. Pike will be entitled to receive: (1) a lump sum cash payment in an amount equal to $945,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity-based awards, other than Mr. Pike’s performance-based award (and the post-termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board, Mr. Pike’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated for the length of his employment during the performance period.

Agreements with Trevor R. Milton

On July 13, 2016, Trevor R. Milton entered into an employment agreement with Legacy Nikola’s predecessor, Bluegentech, LLC, to serve as Chief Executive Officer and President. Pursuant to the employment agreement, Mr. Milton’s initial base salary was $350,000. For 2019, Mr. Milton volunteered to have his annual salary reduced to $266,000 from $350,000 to offset the personnel and administrative costs associated with his airplane pilot being paid through Legacy Nikola’s payroll. Mr. Milton’s employment agreement provided that he was eligible to participate in Legacy Nikola’s health and welfare benefit plans maintained for the benefit of its employees. Under the employment agreement, Mr. Milton was also eligible to receive an annual bonus upon the achievement of specific revenue milestones, beginning after Legacy Nikola reaches $100.0 million or more in annual gross revenue. Mr. Milton’s employment agreement contained customary confidentiality, non solicitation and intellectual property assignment provisions.

On June 3, 2020, Mr. Milton entered into an amended and restated employment agreement with us to serve as executive chairman of the board. Pursuant to the employment agreement, Mr. Milton’s annual base salary was $1. Mr. Milton’s employment agreement provided that he was eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Milton declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Milton was eligible to receive an annual time vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $6,000,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three year cliff vesting schedule, and a performance-based stock award consisting of 4,859,000 RSUs which could be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. Mr. Milton’s employment agreement contained customary confidentiality, non solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Milton’s employment, we agreed to engage Mr. Milton as a non-employee consultant for the period commencing on the termination date and ending on the second anniversary of the termination date. As consideration for his consulting services, we agreed to pay Mr. Milton $10.0 million on each of the first and second anniversaries of the termination date. In the event of such Involuntary Termination and subject to Mr. Milton’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including a two year non compete and non solicit covenants and a mutual non disparagement covenant, all of Mr. Milton’s unvested equity awards, including his performance-based stock award, were to

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accelerate in full (and the post termination exercise period for unexercised stock options would be extended until the earlier of (i) three years following his termination date or (ii) the remaining term of each such stock option), and Mr. Milton would be entitled to a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes.

We entered into that certain agreement with Mr. Milton, dated September 20, 2020 (the “separation agreement”), under which Mr. Milton voluntarily stepped down from his position as executive chairman and all positions as an employee and officer of us and our subsidiaries, and his position as a director on our board of directors and as a director of any of our subsidiaries, including all committees thereof, in each case, effective as of September 20, 2020. Mr. Milton agreed to make himself reasonably available to provide consulting services and to assist us as reasonably requested by our board of directors on an ad hoc basis through December 31, 2020.

Pursuant to the separation agreement, Mr. Milton agreed to relinquish (i) 100% of the 4,859,000 performance-based stock units granted to Mr. Milton and (ii) any right or claim to enter into a two-year consulting agreement with an annual fee of $10,000,000. As part of Mr. Milton’s relinquishment of his performance-based stock units, we also agreed to grant 1,069,000 time-vested restricted stock units vesting on June 3, 2023, to over 300 employees designated by Mr. Milton, subject to the employees’ continued employment with us through June 3, 2023. The separation agreement also provides for the accelerated vesting and settlement of 600,000 restricted stock units granted to Mr. Milton.

For a period of three years from September 20, 2020, (the “standstill period”), Mr. Milton has also agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of more than 19 million shares of our outstanding common stock, (ii) propose or effect any extraordinary transaction with respect to the Company, (iii) solicit any proxy or consent with respect to the election or removal of directors or any other proposal, (iv) seek representation on our board of directors or the removal of any member of the board, or (v) submit any stockholder proposal.

In addition, during the standstill period, Mr. Milton has agreed to vote his shares of our common stock (i) in favor of the slate of directors recommended by our board of directors at any meeting of our stockholders and (ii) against the election of any nominee for director not recommended and nominated by our board of directors for election at such meeting.

Related Person Transaction Approval

Our board of directors adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our chief legal officer and audit committee (or, where review

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by our audit committee would be inappropriate, to another independent body of the board) for review. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the materiality and character of the related person’s direct and indirect interest;

•	the related person’s actual or apparent conflict of interest;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee approves only those transactions that it determines are fair to us and in our best interests.

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DIRECTOR COMPENSATION

The discussion below relates to the compensation of our non-employee directors following the closing of the Business Combination in June 2020.

Our non-employee director compensation program is designed to provide competitive compensation and to reward directors solely in the form of stock-based compensation to align the interests of directors with the interests of stockholders. Compensation consists of an annual grant of a restricted stock unit award under our 2020 Stock Incentive Plan (the “2020 Stock Plan”) with a grant date fair market value of $200,000, which vests in full on the first anniversary of such grant date, subject to continued service through such vesting date. In addition, each committee chair is awarded an annual grant of RSUs with a grant date fair market value of $10,000, to vest in full on the first anniversary of such grant date, subject to continued service through such vesting date. The chairman of our board of directors is awarded an annual grant of RSUs with a grant date fair market value of $350,000, to vest in full on the first anniversary such grant date, subject to continued service through such vesting date.

Role	Cash Retainer $	Equity Retainer $	Special Equity Retainer $	Total Compensation $
Chairman of the Board	—	200,000	150,000	350,000
Chair of a Committee	—	200,000	10,000	210,000
Director	—	200,000	-	200,000

For the initial award of RSUs following the closing of the Business Combination, the number of RSUs granted was based upon the Business Combination stock price of $10.00 per share, vesting in full on June 3, 2021 subject to continued service through such vesting date. Subsequent grants of RSUs under the non-employee director compensation program will be granted annually concurrent with grants made to our named executive officers, with the number of shares subject to such annual RSU grant based upon the average closing stock price of our common stock over the 21-trading days prior to the grant date.

Compensation under the director compensation program is subject to the annual limits on non-employee director compensation set forth in our 2020 Stock Plan. In addition, each equity award granted to the eligible directors under the director compensation program will vest in full immediately prior to the occurrence of a change in control (as defined in our 2020 Stock Plan) to the extent outstanding at such time, subject to continued service through the closing of such change in control.

We reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings. Employee directors do not receive any compensation for service as a member of our board of directors.

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The following table shows certain information with respect to the compensation of our non-employee directors during the fiscal year ended December 31, 2020. For directors elected in June 2020, the number of RSUs granted was determined based on the Business Combination stock price of $10.00 per share while the values shown represent the fair value of the award on the date of grant, reflecting the influence of our share price volatility on the grant date fair value. For directors appointed after June 2020, the number of RSUs was determined by dividing the grant value by the average closing stock price over the 21-trading days prior to the date of grant.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All other compensation ($)	Total ($)
Stephen J. Girsky	—	813,154	—	813,154
Sophia Jin	—	679,400	—	679,400
Michael L. Mansuetti	—	679,400	—	679,400
Gerrit A. Marx	—	713,370	—	713,370
Mary L. Petrovich(2)	—	72,487	—	72,487
Steven M. Shindler(3)	—	134,778	—	134,778
Bruce L. Smith(4)	—	98,920	—	98,920
Lonnie R. Stalsberg(5)	—	679,400	—	679,400
DeWitt C. Thompson, V	—	679,400	—	679,400
Jeffrey W. Ubben	—	713,370	—	713,370

(1)

Amounts represent the aggregate fair value of the RSUs computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for financial reporting purposes, rather than amounts paid to or realized by the named individual. See the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards.

(2)	Ms. Petrovich joined our board of directors in December 2020.

(3)	Mr. Shindler joined our board of directors in September 2020.

(4)	Mr. Smith joined our board of directors in October 2020.

(5)	Mr. Stalsberg ceased to be a director effective September 29, 2020.

The following table sets forth the aggregate number of shares of common stock underlying RSUs outstanding on December 31, 2020:

Name	Number of shares
Stephen J. Girsky	25,665
Sophia Jin	20,000
Michael L. Mansuetti	20,000
Gerrit A. Marx	21,000
Mary L. Petrovich	4,307
Steven M. Shindler	6,301
Bruce L. Smith	5,324
Lonnie R. Stalsberg	—
DeWitt C. Thompson, V	20,000
Jeffrey W. Ubben	21,000

In November 2020, members of our board of directors at the time, executive officers, their affiliates and certain entities associated with those individuals, voluntarily agreed to extend their original lock-up provisions which were agreed to in connection with the Business Combination, from December 2020 to April 30, 2021.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

This section explains how our executive compensation program is designed and operates with respect to our named executive officers listed below. Our named executive officers in 2020 and their ages as of May 19, 2021 are as follows:

Name	Age	Position
Mark A. Russell	58	President, Chief Executive Officer and Director
Kim J. Brady	57	Chief Financial Officer
Pablo M. Koziner	48	President, Energy & Commercial
Britton M. Worthen	47	Chief Legal Officer
Joseph R. Pike	39	Chief Human Resources Officer
Trevor R. Milton	39	Former Executive Chairman

Biographical information for our current executive officers other than Mr. Russell is set forth below:

Kim J. Brady has served as our Chief Financial Officer since June 2020, and prior to that, served as Chief Financial Officer and Treasurer of Legacy Nikola from November 2017 to June 2020. Prior to joining Legacy Nikola, Mr. Brady served as senior managing director and partner of Solic Capital Management, LLC, a middle market financial advisory and principal investment firm, from 2012 to October 2017. Mr. Brady was co-head of Solic’s Special Situations Fund that invested across all levels of capital structure. Mr. Brady received a bachelor of science degree in management, finance and accounting from Brigham Young University and an MBA from Northwestern University’s Kellogg Graduate School of Management.

Pablo M. Koziner has served as our President of Energy & Commercial since June 2020. Prior to joining us, Mr. Koziner served in various capacities at Caterpillar Inc., a leading manufacturer of construction and mining equipment, from July 2001 to March 2020, including as President of Solar Turbines, Vice President of Electric Power, and in various roles in North and South America leading dealer relations. Mr. Koziner received a bachelor’s degree in political science and a juris doctor from Boston College.

Britton M. Worthen has served as our Chief Legal Officer and Secretary since June 2020, and prior to that, served as Legacy Nikola’s Chief Legal Officer and Secretary from October 2015 to June 2020. Prior to joining Legacy Nikola, Mr. Worthen was a partner at Beus Gilbert McGroder PLLC, a law firm, from May 2000 to September 2015. Mr. Worthen received a bachelor’s degree in Asian studies from Brigham Young University and a juris doctor from University of Michigan Law School.

Joseph R. Pike has served as our Chief Human Resources Officer since June 2020, and prior to that, served as Legacy Nikola’s Chief Human Resources Officer from January 2018 to June 2020. Prior to joining Legacy Nikola, Mr. Pike served in various human resources positions at Vista Outdoor Inc. (NYSE: VSTO), an outdoor sports and recreational products company, including as senior director of talent and as director of leadership and organizational development from June 2015 to January 2018. At H.J. Heinz Company, a food processing company which is now a part of Kraft Heinz Co (Nasdaq: KHC), Mr. Pike served in various capacities from March 2013 to June 2015, including as human resources business partner, head of talent management and organizational effectiveness and associate director of performance. Mr. Pike received a bachelor’s degree in communications from Brigham Young University and a master’s degree in public administration from the Brigham Young University Marriott School of Management.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

“...consistent with our origins as a start-up and the nature of these business goals, our compensation scheme is oriented heavily towards long-term equity incentive awards that vest over an extended period of time, coupled with below-market base salaries and no annual cash bonus program”

Overview

We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners hope to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.

We believe the fundamental measure of our success will be the stockholder value we create over the long term. Our executive compensation program is designed to reward the successful development and commercialization of transportation and energy solutions, objectives we expect to take multiple years to fully realize. Accordingly, consistent with our origins as a start-up and the nature of these business goals, our compensation scheme is oriented heavily towards long-term equity incentive awards that vest over an extended period, coupled with below-market base salaries and no annual cash bonus program. We believe our executive compensation program is designed to foster long-term thinking and decision making, rewards execution over many years and is aligned with our stockholders’ interests to reward behaviors that generate sustained value creation for the Company. We do not reward the narrow achievement of a few discrete, short-term performance goals, financial or otherwise.

This Compensation Discussion and Analysis addresses our compensation structure and compensation philosophy following the closing of the Business Combination, once we became a public company.

Role of the Compensation Committee

Our compensation committee has overall responsibility for recommending to our board of directors the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Each member of our compensation committee qualifies as an “independent director” under Nasdaq stock market rules.

Our compensation committee regularly reviews our executive compensation program to ensure we are well positioned from governance, business, talent and competitive perspectives. We may from time to time make new equity awards or adjust components of our executive compensation program in connection with our periodic compensation review. Our compensation committee meets regularly in executive session without members of management present. Additionally, our Chief Executive Officer is not present during our board of directors or our compensation committee deliberations or votes on his compensation.

Role of Executive Management

Management is responsible for recommending and administering the structure and design of our compensation programs. Management recommends key performance objectives, strategies and plans to achieve those objectives, and the alignment between the achievement of those performance objectives and the compensation to be realized by our employees, including our executive officers. Our compensation committee considers these recommendations, determines the compensation structure and goals using its own judgment, and approves the specific compensation for each of our executive officers, other than for our Chief Executive Officer whose compensation is approved by our board of directors.

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EXECUTIVE COMPENSATION

In addition, our board of directors has delegated certain responsibilities to management to grant and administer quarterly equity awards, subject to board-approved guidelines and limitations. For example, management is not authorized to grant stock awards to any of our executive officers, nor may it grant awards in excess of individual or aggregate limitations. Our board of directors has delegated to our compensation committee oversight authority over management’s execution of its delegated responsibilities.

Compensation Program Objectives

The primary objectives of our executive compensation program are to:

•	Attract, retain, incent and reward highly qualified executives who are committed to our mission, objectives and a “shared success” culture.

•	Create an internally equitable and externally competitive compensation program that rewards executives for their performance and contributions to our long-term business results.

•	Ensure the predominant portion of each executive’s compensation is tied to our share price performance, thereby aligning executive interests directly with those of our stockholders.

•

Reward performance over multiple years by vesting equity awards following the third anniversary of grant, thereby aligning the timing of executive compensation with the time horizon required by business objectives.

•

Adhere to the highest standards of corporate governance through the deliberate and objective review and approval by an independent board and disclosure of our programs to our stockholders. Specifically, we believe that transparency to stockholders regarding our executive compensation program with enough information and context to assess our program and practices, and their effectiveness, is essential.

Compensation Program Elements

We believe the best measure of our performance is how we are valued over the long term. To focus our executives on the achievement of key initiatives and reward them with the creation of long-term value, we pay them primarily with restricted stock unit awards that have long vesting periods. Our executive compensation program has two basic components:

Compensation Element	Principles and Objectives
Annual Salary	• Promotes value creation with salaries that are significantly below competitive norms.
Equity Awards

• Promotes a foundation of retention and optimizes stockholder alignment.

• Denominated as an annual grant value, delivered as restricted stock units, that cliff-vest following the third anniversary of grant.

Compensation Decisions for 2020

Our executive compensation program is simple, clear and presents a unique approach to pay and rewards. Our low-cash, high-stock pay mix demonstrates that our executive officers believe in our long-term potential and aligns the interests of our executive officers with our stockholders.

Executive Compensation Program Highlights

Prospective Annual Cash Compensation(1)	Prospective Annual Cash Bonus(2)	Cliff Vesting Period for Annual and Performance Stock Grants	Amount of 2020 Performance Stock Award Earned to Date by NEOs
$1	$0	3 YEARS	$0

(1)	Salaries were paid by Legacy Nikola to our executive officers in 2020 prior to the Business Combination. See the section entitled “—Summary Compensation Table.”

(2)

Our Chief Financial Officer was paid a cash bonus in 2020 in connection with Legacy Nikola’s Series D preferred stock financing prior to the Business Combination. See the section entitled “—Summary Compensation Table.”

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EXECUTIVE COMPENSATION

CEO 2020 Pay Highlights

The compensation of our Chief Executive Officer is comprised primarily of stock awards that require continued service over three years and, in the case of the performance award described below, require significant appreciation in our share price prior to performance shares being earned by our Chief Executive Officer. This approach ensures our stockholders are rewarded by our performance over time prior to our executive officers realizing compensation from stock awards made in 2020.

2020 Base Salary Realized Before the Business Combination	Percentage of RSUs Granted in 2020 With Performance Conditions	Number of RSUs Granted in 2020 that Vest Prior to 2023	Number of Shares of 2020 Performance Award that Vest if Performance Targets are not Achieved	Projected Annualized Total Stockholder Return Required for the CEO to Earn the Full Performance Award(1)
$173,076	87%	0	0	76.5%

(1)	Represents the annualized return required to achieve the highest share price milestone of $55 over the three year performance period from the Business Combination stock price of $10.

CEO and Other NEO Pay Mix 2020

The pay mix of compensation awarded to our Chief Executive Officer and other named executive officers is variable, at-risk and contingent on us achieving our key product development targets, commercial growth plans, and delivering sustained increases in stockholder value.

*

The cash compensation percentage has been rounded up to the nearest percentage point and the performance stock grant percentage has been rounded down to the nearest percentage point. All stock awards reflect values as disclosed in the Grants of Plan-Based Awards Table. In addition, salaries were paid by Legacy Nikola to our executive officers in 2020 prior to the Business Combination and entry into amended and restated employment agreements. See the section entitled “—Summary Compensation Table.”

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EXECUTIVE COMPENSATION

Annual Salary

In connection with the closing of the Business Combination and adoption of the 2020 compensation program, each named executive officer requested a salary of $1.00 per year going forward, declining all salary above that amount. Our executive officers are committed to our long-term success and have willingly foregone near-term cash compensation for the opportunity to create innovative products and energy ecosystems that will positively impact the world.

Equity Awards

A core principle of our executive compensation program is that the majority of compensation awarded to our executive officers is variable, at-risk, performance-based and dependent on the long-term performance of our common stock. This means that our executives are rewarded when they produce value for our stockholders through the achievement of our product and commercial objectives and, ultimately, when our stockholders are rewarded.

In June 2020, we approved equity awards to each of our executive officers in connection with the Business Combination, in the form of time-based restricted stock units that vest wholly on the third anniversary of the grant date. The annual values of the time-based restricted stock units were designed to approximate competitive total compensation levels generally applicable to each position, recognizing that our cash compensation is comprised solely of $1 and no annual bonus. For 2020, the number of restricted stock units granted was determined by dividing the grant value by the Business Combination stock price of $10 per share. Going forward, the number of restricted stock units granted will be determined by dividing the grant value by the average closing stock price over the 20-trading days prior to the date of grant.

Pay Determination

Our compensation committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. Our compensation committee did not engage an outside advisor with respect to the development of the 2020 executive compensation or director compensation programs.

Due to the uniqueness of our business, the relative immaturity of the industry, and the lack of direct competitors, we do not use a peer group of specific companies for compensation comparisons. Nevertheless, we reference executive compensation data from a broad array of industrial companies, adjusted to reflect our relative size and market valuation, to understand relevant and applicable market data for executive positions. We believe the target total annual pay for each executive officer, including that for the Chief Executive Officer, is appropriately positioned vis-à-vis the competitive norms established by a broad array of comparably sized industrial companies.

Furthermore, and in our view just as importantly, we actively manage the differences in pay within and across Nikola’s job levels to appropriately reflect the internal value of positions relative to each other, recognizing the team-based nature of work and the impact of pay equity on the engagement of our employees and internal culture. We believe these pay ratios reflect an appropriate balance between external competitiveness by position and internal equity.

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EXECUTIVE COMPENSATION

Post-Business Combination Annual Compensation for 2020

Name and Position	Annual Salary ($)(1)	Target Bonus ($)(2)	Target Stock Award ($)(3)	Target Total Pay ($)
Mark A. Russell President and Chief Executive Officer	1	0	6,000,000	6,000,001
Kim J. Brady Chief Financial Officer	1	0	3,200,000	3,200,001
Pablo M. Koziner President, Energy & Commercial	1	0	3,100,000	3,100,001
Britton M. Worthen Chief Legal Officer	1	0	3,000,000	3,000,001
Joseph R. Pike Chief Human Resources Officer	1	0	2,000,000	2,000,001

(1)	Salaries were paid by Legacy Nikola to our executive officers in 2020 prior to the closing of the Business Combination. See the section entitled “Summary Compensation Table.”

(2)

Our Chief Financial Officer was paid a cash bonus in 2020 in connection with Legacy Nikola’s Series D preferred stock financing prior to the Business Combination. See the section entitled “Summary Compensation Table.”

(3)	Time-based RSUs vest 100% following the third anniversary of grant, subject to continued service through that date.

One-Time 2020 Performance Award

During the second quarter of 2020, in anticipation of and in connection with the Business Combination, executive management and the independent members of our board of directors began discussions about how to structure a one-time incentive award to lead Nikola through the next phase of its development by promoting the creation of stockholder value through the achievement of key vehicle and commercial milestones. After analysis by our independent board members, our board of directors granted a one-time performance award to each of our named executive officers as of the effective date of the Business Combination, June 3, 2020. We believe these performance awards are within the competitive range of multi-year grants made by companies in connection with initial public offerings. We do not expect to grant additional performance awards to our executive officers during the three-year performance period.

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EXECUTIVE COMPENSATION

The performance award is comprised of a restricted stock unit award with a three-year performance period, divided among three separate tranches that are each dependent on the sustained achievement of a defined share price milestone. Each of the three tranches of the performance award will vest upon certification by our board of directors that both (i) the share price milestone for such tranche, which begins at $25 for the first tranche and increases by share price increments of $15 thereafter to $40 and to $55 and (ii) continued employment through the end of the performance period, are met. The share price milestones are deemed achieved only if our closing share price meets or exceeds the specific share price milestone for 20 consecutive trading days during the performance period. Any performance awards underlying share price milestones that are not achieved will be cancelled.

In establishing the share price milestones, our board of directors considered a variety of factors, including our then-current stage of development, internal product development targets and commercial growth plans and anticipated growth trajectory. These reference points led to market capitalization multiples that were then translated into specific share price targets. Our board of directors considers each of the share price milestones to be challenging hurdles. For example, to meet all three share price milestones, we will have to add approximately $18 billion to our initial market capitalization of approximately $4 billion at the time of the closing of the Business Combination, reflecting significant appreciation in stockholder value over a three-year period.

Achieving a share price of less than $25 results in no performance awards being earned. Under this approach, our market capitalization is required to increase from its initial approximate $4 billion valuation (at a share price of $10) to approximately $10 billion (at a share price of $25) prior to any performance awards being earned, effectively ensuring stockholders receive a return prior to the executive officers being compensated under the plan.

The number of shares underlying the performance awards was determined as a percentage of the increase in the market capitalization of the Company above the Business Combination share price of $10 per share.

For example, at a share price of $25, the performance awards are designed to deliver total target value equal to 1.5% of the incremental gains in the Company’s equity value above the initial Business Combination share price of $10 per share. The achievement of the maximum target of the performance awards, which requires a share price of $55, is designed to deliver total target value equal to 5.0% of the incremental gains in the Company’s equity value above the Business Combination share price of $10 per share. The achievement of the maximum target would require an annualized total shareholder return of 76.5% over the three-year performance period. No additional performance awards are earned at share prices above $55.

This plan design ensures the Company’s equity value must increase by more than 150% from the Business Combination share price of $10 per share before our named executive officers earn an incentive payout. No performance awards are earned for any share prices below $25 per share.

Share Price	Nikola Equity Value	Incremental Gains to Stockholders	Gains to Stockholders (%)	Gains to Executive Officers (%)	Total Performance Shares (#)
$10.00 (Business Combination Price)	$4 billion	—	—	—	—
$25.00	$10 billion	$6 billion	98.5%	1.5%	3,598,000
$40.00	$16 billion	$12 billion	97.0%	3.0%	8,994,000
$55.00	$22 billion	$18 billion	95.0%	5.0%	16,356,000

In light of Mr. Milton’s separation from the Company in September 2020, the other executive officers volunteered, and our board of directors approved, to reset the commencement of the performance period to September 20, 2020, in order to clearly demonstrate our desire to align compensation with the stockholder experience and expectations. The end of the performance period on June 3, 2023 remains unchanged.

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EXECUTIVE COMPENSATION

The number of restricted stock units underlying the performance awards granted to each of our named executive officers is as follows:

Share Price	Performance Awards Granted in June 2020						Performance Awards Granted in December 2020	Total Performance Shares Outstanding (3)
	Former Executive Chairman(1)	Chief Executive Officer	Chief Financial Officer	Chief Legal Officer	Chief Human Resources Officer	Total Performance Shares Granted	President, Energy & Commercial(2)
$10.00	—	—	—	—	—	—	—	—
$25.00	1,069,000	1,069,000	570,000	534,000	356,000	3,598,000	400,557	2,929,557
$40.00	1,603,000	1,603,000	855,000	801,000	534,000	5,396,000	600,835	4,393,835
$55.00	2,187,000	2,187,000	1,166,000	1,093,000	729,000	7,362,000	819,320	5,994,320
Total	4,859,000	4,859,000	2,591,000	2,428,000	1,619,000	16,356,000	1,820,712	13,317,712

(1)	In connection with Mr. Milton’s termination from the Company in September 2020, all performance awards granted to him were canceled and returned.

(2)

In connection with Mr. Koziner’s promotion to President, Energy & Commercial and being appointed an executive officer of the Company, the Company granted performance awards to him on the same terms as the other named executive officers but with the number of performance shares adjusted by the number of months remaining in the performance period and adjusted by the stock price at the time the grant was approved by the Board in December 2020.

(3)

This column shows the total number of shares underlying performance awards outstanding as of the end of the fiscal year after accounting for the cancellation of Mr. Milton’s award and the grant of Mr. Koziner’s award.

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EXECUTIVE COMPENSATION

The potential value to be realized by our named executive officers under the performance award program upon the conclusion of the performance period varies widely depending on, among other things, our ability to achieve our internal product and commercial objectives and the external industrial and macroeconomic circumstances at the time of vesting. For illustration, performance awards are unearned and have no realizable value at share prices below $25. Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding that the value of compensation that our named executive officers ultimately realize is dependent on a number of factors, including: (i) the vesting of certain awards only upon the successful achievement of a number of share price milestone targets, including milestones that have not yet been achieved; (ii) the fact that our named executive officers do not receive any cash if they do not actually sell shares and thereby reduce their investment in us, and do not receive any cash to the extent that they sell only shares sufficient to cover income taxes with respect to their earned awards; and (iii) the then-current market value of our common stock at the times at which our named executive officers may elect to actually sell their shares.

If a change in control occurs prior to the end of the three-year performance period, the achievement of share price milestones will be based on our performance through the closing of such change in control. The amount of the performance award that would have been earned based on this measurement will be converted to time-based restricted stock units immediately prior to the change in control (the “Converted Awards”). The Converted Awards shall vest on the final day of the performance period, subject to the executive’s continued service as an employee of the successor corporation through the end of the performance period. In the event the Converted Awards are not assumed or continued, or an equivalent award substituted, the Converted Awards shall become fully vested immediately prior to the consummation of such change in control.

No Perquisites Policy

We do not provide perquisites or other personal benefits to our named executive officers, all of whom are employed on an at-will basis. We do not maintain nonqualified deferred compensation plans, supplemental executive retirement plan benefits, or change-in-control benefits for our executive officers. Additionally, we do not provide tax gross-ups except in the case of standard relocation benefits available to similarly situated executives. During 2020, we provided a reimbursement for qualified moving expenses in the aggregate amount of $27,287 to Mr. Brady to facilitate his relocation to Phoenix, Arizona, and provided him an additional $23,279 to offset the taxes incurred by that reimbursement.

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EXECUTIVE COMPENSATION

Health and Welfare Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance and accidental death and dismemberment insurance;

•	a 401(k) plan for which no match was provided during 2020;

•	vacation and paid holidays;

•	short-and long-term disability insurance; and

•	a health savings account.

Anti-Hedging Policy

Under our insider trading policy, our directors, officers, employees, consultants and contractors are prohibited from engaging in short sales of our securities, purchases of our securities on margin, hedging or monetization transactions through the use of financial instruments, and options and derivatives trading on any of the stock exchanges or futures exchanges, without prior written pre-clearance from our Chief Legal Officer or Chief Financial Officer.

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COMPENSATION COMMITTEE REPORT

The following report of the compensation committee shall not be deemed to be “soliciting material” or “filed” with the SEC or to be incorporated by reference into any other filing by Nikola Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and those discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K, as amended, for the year ended December 31, 2020.

Compensation Committee

Gerrit A. Marx, Chair

Bruce L. Smith

DeWitt C. Thompson, V

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EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation of our named executive officers in 2020.

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark A. Russell President and Chief Executive Officer	2020	173,077	—	159,026,298		—	—	159,199,375
	2019	250,866	—	—		6,307,496	—	6,558,362
Kim J. Brady Chief Financial Officer	2020	144,231	1,041,139	84,800,710		—	50,566	86,036,646
	2019	250,000	—	—		—	12,451	262,451
Pablo M. Koziner President, Energy & Commercial	2020	2	—	31,473,917		—	—	31,473,919
Britton M. Worthen Chief Legal Officer	2020	144,231	—	79,470,349		—	—	79,614,580
Joseph R. Pike Chief Human Resources Officer	2020	115,385	—	52,992,744		—	—	53,108,129
Trevor R. Milton Former Executive Chairman	2020	153,462	—	159,026,298	(6)	—	—	159,179,760
	2019	266,000	—	—		—	—	266,000

(1)

The salary amounts reflect the actual base salary payments earned by our named executive officers in the applicable fiscal year. For 2020, the amounts shown represent total salary paid to the named executive officers during full fiscal year 2020, reflecting pre-Business Combination salaries to Messrs. Russell, Brady, Worthen, Pike and Milton of $300,000, $250,000, $250,000, $200,000 and $266,000, respectively, and post-Business Combination salaries of $1 to each of the named executive officers.

(2)

Pursuant to Mr. Brady’s employment agreement with Legacy Nikola, the amount shown in this column represents a cash bonus paid in connection with Legacy Nikola’s Series D investment round, prior to the Business Combination.

(3)

The amounts in this column represent the aggregate fair value of restricted stock unit awards and market-based performance restricted stock unit awards computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the individual. The one-time 2020 Performance Award is intended to compensate our named executive officers over its three-year term and will become vested as to all shares subject to it only if our share price increases to $55 during the three-year performance period. Each tranche of the total number of shares subject to the award will become earned only to the extent specific share price milestones are achieved, and earned shares are only distributed at the conclusion of the performance period subject to such executive’s officer’s continued service. This award was designed to be an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the performance milestones was selected to be difficult to achieve and dependent on our achievement of our product and commercial objectives over many years. Any performance awards not earned upon the end of the performance period will be forfeited. As of the date of this filing, none of the share price milestones have been achieved and none of the performance awards have been earned. See the notes to our consolidated financial statements in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards. There can be no assurance that stock award performance milestones will be achieved (in which case no value will be realized by the individual) or that the value upon achievement will approximate the fair value as computed in accordance with ASC 718.

(4)

The amounts in this column represent the aggregate fair value of the option awards computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the individual. There can be no assurance that option awards will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with ASC 718.

(5)

We made no matching contributions to the 401(k) Plan during 2020. Pursuant to Mr. Brady’s employment agreement, in connection with his relocation to Phoenix, Arizona, we paid $27,287 for qualified relocation expenses and an associated $23,279 to offset the taxes incurred by that relocation reimbursement during 2020. Additionally, we paid or reimbursed airfare and temporary living expenses in the amount of $8,395, plus a corresponding tax gross up payment of $4,056 during 2019.

(6)

In September 2020, we entered into a separation agreement with our former executive chairman which resulted in a modification of his 600,000 time-based restricted stock units and cancellation of all market-based performance restricted stock units. The modification resulted in us recognizing total stock-based compensation of $16.5 million for the awards.

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GRANTS OF PLAN-BASED AWARDS TABLE

The following table presents information regarding grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2020:

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Mark A. Russell	2020/06/03	—	—	—	600,000	20,382,000
	2020/06/03	—	1,069,000	—	—	30,502,316
	2020/06/03	—	1,603,000	—	—	45,739,208
	2020/06/03	—	2,187,000	—	—	62,402,774
Kim J. Brady	2020/06/03	—	—	—	320,000	10,870,400
	2020/06/03	—	570,000	—	—	16,264,098
	2020/06/03	—	855,000	—	—	24,396,146
	2020/06/03	—	1,166,000	—	—	33,270,066
Pablo M. Koziner	2020/08/17	—	—	—	300,000	13,071,000
	2020/12/22	—	400,557	—	—	5,363,458
	2020/12/22	—	600,835	—	—	6,236,837
	2020/12/22	—	819,320	—	—	6,802,622
Britton M. Worthen	2020/06/03	—	—	—	300,000	10,191,000
	2020/06/03	—	534,000	—	—	15,236,891
	2020/06/03	—	801,000	—	—	22,855,337
	2020/06/03	—	1,093,000	—	—	31,187,120
Joseph R. Pike	2020/06/03	—	—	—	200,000	6,794,000
	2020/06/03	—	356,000	—	—	10,158,587
	2020/06/03	—	534,000	—	—	15,237,881
	2020/06/03	—	729,000	—	—	20,802,276
Trevor R. Milton	2020/06/03	—	—	—	600,000	20,382,000	(4)
	2020/06/03	—	1,069,000	—	—	30,502,316	(4)
	2020/06/03	—	1,603,000	—	—	45,739,208	(4)
	2020/06/03	—	2,187,000	—	—	62,402,774	(4)

(1)

Represents market-based performance restricted stock units granted pursuant to our Stock Plan on June 3, 2020 based upon the achievement of share price milestones of our common stock between September 20, 2020 through June 3, 2023, subject to continued service through June 3, 2023. The target number of shares will be either earned or unearned; there are no threshold or maximum levels of the award.

(2)

For all named executive officers other than Mr. Koziner, represents time-based RSUs granted pursuant to our Stock Plan on June 3, 2020 which vest 100% following the third anniversary of grant, subject to continued service through June 3, 2023. For Mr. Koziner, who was not an executive officer of the Company at the time of his hire in June 2020, the amount shown represents time-based RSUs granted pursuant to our Stock Plan on June 3, 2020 which vest semi-annually through the third anniversary of grant, subject to continued service through June 3, 2023.

(3)

The amounts in this column represent the aggregate fair value of restricted stock unit awards and market-based performance awards computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the individual. See the notes to our consolidated financial statements in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards. There can be no assurance that stock award performance milestones will be achieved (in which case no value will be realized by the individual) or that the value upon achievement will approximate the fair value as computed in accordance with ASC 718.

(4)

In September 2020, we entered into a separation agreement with our former executive chairman which resulted in a modification of his 600,000 time-based restricted stock units and cancellation of all market-based performance restricted stock units. The modification resulted in us recognizing total stock-based compensation of $16.5 million for the awards.

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EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2020:

		Option Awards					Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(4)

Mark A. Russell	2019/02/27	8,843,299		—	1.06	2029/02/26	—	—	—	—
	2020/06/03	—		—	—	—	600,000	9,156,000	—	—
	2020/06/03	—		—	—	—	—	—	1,069,000	16,312,940
	2020/06/03	—		—	—	—	—	—	1,603,000	24,461,780
	2020/06/03	—		—	—	—	—	—	2,187,000	33,373,620

Kim J. Brady	2017/11/13	5,185,232		—	1.06	2027/11/12	—	—	—	—
	2018/12/21	5,090,182		—	1.06	2028/12/20	—	—	—	—
	2020/06/03	—		—	—	—	320,000	4,883,200	—	—
	2020/06/03	—		—	—	—	—	—	570,000	8,698,200
	2020/06/03	—		—	—	—	—	—	855,000	13,047,300
	2020/06/03	—		—	—	—	—	—	1,166,000	17,793,160

Pablo M. Koziner	2020/08/17	—		—	—	—	275,000	4,196,500	—	—
	2020/12/22	—		—	—	—	—	—	400,557	—
	2020/12/22	—		—	—	—	—	—	600,835	9,168,742
	2020/12/22	—		—	—	—	—	—	819,320	12,502,823

Britton M. Worthen	2017/11/01	61,482		—	1.06	2027/10/31	—	—	—	—
	2018/10/17	1,634,860		—	1.06	2028/10/16	—	—	—	—
	2018/11/01	55,326		—	1.06	2028/10/31	—	—	—	—
	2018/12/31	750,644	(5)	—	1.06	2028/12/31	—	—	—	—
	2019/03/19	2,851,500		—	1.06	2029/03/18	—	—	—	—
	2020/06/03	—		—	—	—	300,000	4,578,000	—	—
	2020/06/03	—		—	—	—	—	—	534,000	8,148,840
	2020/06/03	—		—	—	—	—	—	801,000	12,223,260
	2020/06/03	—		—	—	—	—	—	1,093,000	16,679,180

Joseph R. Pike	2018/10/17	409,712		—	1.06	2028/01/21	—	—	—	—
	2018/12/31	180,153	(5)	—	1.06	2028/12/31	—	—	—	—
	2020/06/03	—		—	—	—	200,000	3,052,000	—	—
	2020/06/03	—		—	—	—	—	—	356,000	5,432,560
	2020/06/03	—		—	—	—	—	—	534,000	8,148,840
	2020/06/03	—		—	—	—	—	—	729,000	11,124,540

Trevor R. Milton	2020/06/03	—		—	—	—	600,000	9,156,000	—	—

(1)

Time-based restricted stock units granted to our named executive officers vest 100% following the third anniversary of grant. The restricted stock units shown for Mr. Koziner, granted prior to him becoming an executive officer in December 2020, vest

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EXECUTIVE COMPENSATION

semi-annually over three years from the date of grant. The restricted stock units shown for Mr. Milton will be distributed to him on March 15, 2021 in connection with the terms of his separation agreement.

(2)

The market value of unvested time-based restricted stock units is calculated based on the closing price of our common stock ($15.26) as reported on the Nasdaq Global Select Market on December 31, 2020.

(3)

Market-based performance stock units granted to the named executive officers vest 100% following the third anniversary of grant to the extent we have achieved the defined performance milestones during the performance period. Mr. Milton forfeited his performance unit awards in connection with his separation from us in September 2020.

(4)

The market value of unvested market-based performance restricted stock units that have not vested is calculated based on the closing price of our common stock ($15.26) as reported on the Nasdaq Global Select Market on December 31, 2020. Because none of the market-based share price milestones had been achieved by December 31, 2020 and none of the performance award had been earned, the market value of the performance units was $0.

(5)

Represents performance-based stock options issued under the Founder Stock Option Plan. These shares fully vested upon the closing of the Business Combination. For further details on the Founder Stock Option Plan, see the section entitled “Certain Relationships and Transactions with Related Persons—Transactions with Executive Officers.”

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards by each of our named executive officers for the fiscal year ended December 31, 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized On Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

Mark A. Russell	380,200	3,402,000	—	—

Kim J. Brady	380,200	3,402,000	—	—

Pablo M. Koziner	—	—	25,000	474,500

Britton M. Worthen	380,200	3,402,000	—	—

Joseph R. Pike	65,538	586,437	—	—

Trevor R. Milton	—	—	—	—

(1)

In May 2020, Spring NM, which is affiliated with Jeffrey W. Ubben, a member of our board of directors, purchased an aggregate of 2,356,655 shares of Legacy Nikola common stock from certain employees, advisors and former employees of Legacy Nikola, including stock option shares purchased from Messrs. Russell (200,000 shares), Brady (200,000 shares), Worthen (200,000 shares), and Pike (34,476 shares). The equivalent post-Business Combination number of shares of our common stock is shown.

(2)

Represents a cash exercise of the option for which we calculated the value realized based on the difference between the fair market value of our common stock on the date of exercise minus the exercise price of the option.

(3)

We computed the value realized upon vesting of restricted stock units by multiplying the number of shares of common stock underlying RSUs that vested by the closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of our named executive officers that provide our named executive officers with severance protections. The employment agreements provide that our named executive officers will be eligible for severance benefits following an involuntary termination of employment without cause, whether or not in connection with a change in control.

Under the employment agreements, if the executive’s employment is terminated by us without cause, whether or not in connection with a change in control, then the executive will be entitled to receive (i) a cash severance payment, (ii) a cash payment covering 18 months of COBRA benefits continuation, (iii) full acceleration of time-based restricted stock units, and (iv) pro-rata acceleration of performance market-based restricted stock units. The

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EXECUTIVE COMPENSATION

severance payments described above are subject to the executive’s execution and non-revocation of a general release of claims in favor of us and continued compliance with customary confidentiality and non-solicitation requirements for a period of two years following termination. All severance payments are subject to compliance with Section 409A.

If a change in control occurs prior to the end of the three-year performance period, the achievement of share price milestones will be based on our performance through the closing of such change in control. The amount of the performance award that would have been earned based on this measurement will be converted to Converted Awards. The Converted Awards shall vest on the final day of the performance period, subject to the executive’s continued service as an employee of the successor corporation through the end of the performance period. In the event that the Converted Awards are not assumed or continued, or an equivalent award substituted for the Converted Awards, the Converted Awards shall become fully vested immediately prior to the consummation of such change in control.

If, following a change in control, our named executive officer is terminated by us or a successor corporation without cause, then all Converted Awards shall fully vest at the time of termination, subject to compliance with Section 409A. For further details on employment agreements with our named executive officers, see the section entitled “Certain Relationships and Transactions with Related Persons—Transactions with Executive Officers.”

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment, assuming such named executive officer’s termination of employment with us occurred on December 31, 2020 and where relevant, that a change of control occurred on December 31, 2020.

	Value of Cash Payments ($)					Value of Accelerated Equity Awards ($)
Name	Change in Control Only Single- Trigger	Change in Control Double- Trigger(1)	Involuntary Termination(1)	Death, Disability	Retirement, Voluntary Termination	Change in Control Only Single- Trigger	Change in Control Double- Trigger(2)	Involuntary Termination(2)	Death, Disability(3)	Retirement, Voluntary Termination

Mark A. Russell	—	2,615,604	2,615,604	—	—	—	9,156,000	9,156,000	9,156,000	—

Kim J. Brady	—	1,067,953	1,067,953	—	—	—	4,883,200	4,883,200	4,883,200	—

Pablo M. Koziner	—	1,061,324	1,061,324	—	—	—	4,196,500	4,196,500	4,196,500	—

Britton M. Worthen	—	1,067,853	1,067,853	—	—	—	4,578,000	4,578,000	4,578,000	—

Joseph R. Pike	—	962,853	962,853	—	—	—	3,052,000	3,052,000	3,052,000	—

Trevor R. Milton	—	—	—	—	—	—	—	—	—	9,156,000	(4)

(1)

For involuntary terminations with or without a change in control, pursuant to their employment agreements, our named executive officers would be entitled to a cash severance payment plus a cash lump sum amount equivalent to 18 months of COBRA benefits continuation in exchange for a release of claims against us and other covenants determined to be in our best interests.

(2)

For involuntary terminations with or without a change in control, all outstanding stock options and restricted stock units immediately vest in full. For involuntary terminations without a change in control, outstanding performance units will vest in an amount based upon the stock price milestones achieved prior to the executive’s termination date and then pro-rated for the amount of time that the executive was employed during the Performance Period. For involuntary terminations following a change in control, outstanding performance units that converted to time vested stock awards units based upon the stock price milestones achieved in the change in control vest. Because all stock options held by our named executive officers had already vested, and because none of the performance stock price milestones had been achieved by fiscal year end, the values shown reflect the number of accelerated time-based restricted stock units multiplied by the closing stock price ($15.26) on the last day of 2020.

(3)

For terminations due to death and disability, all outstanding stock options and restricted stock units held by our named executive officers will vest immediately. Outstanding performance units will vest in an amount based upon the stock price milestones achieved prior to the date of the executive’s death or termination due to disability. Because all stock options

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held by our named executive officers had already vested, and because none of the performance stock price milestones had been achieved by fiscal year end, the values shown reflect the number of accelerated time-based restricted stock units multiplied by the closing stock price ($15.26) on the last day of 2020.

(4)	Represents value as of December 31, 2020. Value of Mr. Milton’s accelerated fully vested RSUs pursuant to the separation agreement is $16,548,000 as of the separation date.

SAY-ON-PAY VOTE AND SAY-ON-PAY FREQUENCY VOTE

As we are no longer an “emerging growth company” as defined under the JOBS Act, we will be holding our first non-binding stockholder advisory vote on the compensation of our named executive officers (a “Say-on-Pay vote”) at the Annual Meeting. In addition, we will be holding a non-binding stockholder advisory vote enabling our stockholders to indicate how frequently they believe we should seek a Say-on-Pay vote in the future (a “Say-on-Pay Frequency vote”). We value the opinions of our stockholders and the compensation committee and the board of directors will consider the outcome of future stockholder advisory votes, including the vote which will take place at the Annual Meeting, when we make compensation decisions for the named executive officers. For additional information about the Say-on-Pay vote and the Say-on-Pay Frequency vote, see Proposal 2 and Proposal 3, respectively, below.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights granted to our employees, consultants and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2020.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	50,873,467		$1.28	28,523,925

Equity compensation plans not approved by security holders	—		—	—

Total	50,873,467	(1)	$1.28	28,523,925	(2)

(1)

Consists of 32,529,224 shares issuable upon exercise of options outstanding under our 2017 Option Plan, 5,026,531 shares issuable upon vesting of outstanding RSUs under our 2020 Stock Plan, and 13,317,712 shares issuable upon vesting settlement of market-based RSUs outstanding under our 2020 Stock Plan. There are no options outstanding under our 2020 Stock Plan. The weighted average exercise price in column (b) does not take into account the RSUs or market-based RSUs that have no exercise price.

(2)	Consists of 24,523,925 shares available for future issuance under our 2020 Stock Plan and 4,000,000 shares available for future issuance the 2020 ESPP as of December 31, 2020.

The table above does not include options granted or issuable pursuant to the Founder Stock Option Plan. For further details on the Founder Stock Option Plan, see the section entitled “Certain Relationships and Transactions with Related Persons—Transactions with Executive Officers.”

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of the Record Date by: (1) each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each named executive officer as of December 31, 2020, (3) each director and (4) all current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 393,850,045 shares of common stock outstanding as of May 11, 2021.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable, or RSUs that vest, in each case, within 60 days of May 11, 2021, the Record Date for the Annual Meeting. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise set forth in footnotes to the table below, the address of each of the persons listed below is c/o Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040.

	Shares Beneficially Owned
Name and address of beneficial owner	Number	% of Ownership

Named Executive Officers and Directors:

Mark A. Russell(1)	49,774,487	12.4%

Kim J. Brady(2)	10,275,414	2.5%

Pablo M. Koziner(3)	65,937	*

Joseph R. Pike(4)	589,865	*

Britton M. Worthen(5)	5,353,812	1.3%

Stephen J. Girsky(6)	1,780,009	*

Sophia Jin(7)	20,000	*

Michael L. Mansuetti(8)	20,000	*

Gerrit A. Marx(9)	21,000	*

Mary L. Petrovich(10)	4,307	*

Steven M. Shindler(11)	408,599	*

Bruce L. Smith(12)	5,324	*

DeWitt C. Thompson, V(13)	13,164,216	3.3%

Jeffrey W. Ubben(14)	13,848,443	3.5%

Trevor R. Milton(15)	79,680,545	20.2%

All executive officers and directors as a group (14 persons)(16)	95,331,413	22.8%

5% Stockholders:

M&M Residual, LLC(15)	79,080,545	20.1%

T&M Residual, LLC(1)	39,876,497	10.1%

Iveco S.p.A.(17)	25,661,448	6.5%

Green Nikola Holdings, LLC(18)	22,130,385	5.6%

*	Represents beneficial ownership of less than 1%.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

Consists of (i) 1,054,691 shares held by Mr. Russell, (ii) 39,876,497 shares held by T&M Residual, and (iii) options to purchase 8,843,299 shares of common stock held by Mr. Russell that are exercisable within 60 days of May 11, 2021. T&M Residual is owned by Trevor R. Milton and Mark A. Russell. Mr. Russell is the manager of T&M Residual and has sole dispositive power over the shares held by T&M Residual. Mr. Milton has sole voting power over the shares held by T&M Residual. The business address of T&M Residual is c/o Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040.

(2)	Consists of options to purchase 10,275,414 shares of common stock that are exercisable within 60 days of May 11, 2021.

(3)	Includes 25,000 RSUs that vest within 60 days of the Record Date.

(4)

Consists of options to purchase 409,712 shares of common stock that are exercisable within 60 days of May 11, 2021 and options to purchase 180,153 shares of common stock pursuant to the Founder Stock Option Plan.

(5)

Consists of options to purchase 4,603,168 shares of common stock that are exercisable within 60 days of May 11, 2021 and options to purchase 750,644 shares of common stock pursuant to the Founder Stock Option Plan.

(6)	Includes 181,441 shares underlying private warrants, and 25,665 RSUs that vest within 60 days of May 11, 2021.

(7)

Consists of 20,000 RSUs that vest within 60 days of May 11, 2021. Does not include shares held by Green Nikola Holdings LLC. Ms. Jin is affiliated with Green Nikola Holdings LLC but has no voting or dispositive power over the shares held by Green Nikola Holdings LLC.

(8)

Consists of 20,000 RSUs that vest within 60 days of May 11, 2021. Does not include shares held by Nimbus Holdings LLC. Mr. Mansuetti is affiliated with Nimbus Holdings LLC but has no voting or dispositive power over the shares held by Nimbus Holdings LLC.

(9)

Consists of 21,000 RSUs that vest within 60 days of May 11, 2021. Does not include shares held by Iveco. Mr. Marx is affiliated with Iveco but has no voting or dispositive power over the shares held by Iveco.

(10)	Consists of 4,307 RSUs that vest within 60 days of May 11, 2021.

(11)	Consists of 370,857 shares, 31,441 shares underlying private warrants and 6,301 RSUs that vest within 60 days of May 11, 2021.

(12)	Consists of 5,324 RSUs that vest within 60 days of May 11, 2021.

(13)

Consists of 13,144,216 shares held by Legend Capital Partners and 20,000 RSUs that vest within 60 days of May 11, 2021. As the Managing Partner of Legend Capital Partners, Mr. Thompson may be deemed to indirectly beneficially own shares held by Legend and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of this stockholder is 1245 Bridgestone Blvd., LaVergne, TN 37086.

(14)

Consists of 3,552,006 shares held by Spring NM, 10,275,437 shares held by Spring Master Fund, and 21,000 RSUs that vest within 60 days of May 11, 2021. As the managing member of Spring NM, Mr. Ubben may be deemed to indirectly beneficially own shares held by Spring NM. Shares held by Spring Master Fund may be deemed to be indirectly beneficially owned by Inclusive Capital Partners, L.P. as investment manager to Spring Master Fund. Mr. Ubben disclaims beneficial ownership of securities held by Spring NM and Spring Master Fund except to the extent of his pecuniary interest therein. Mr. Ubben may be deemed to have an indirect pecuniary interest in shares held by Spring NM and Spring Master Fund. The business address of this stockholder is 572 Ruger Street, Suite B, San Francisco, CA 94129.

(15)

Based on a Form 4 filed jointly on April 19, 2021, by Trevor R. Milton and M&M Residual, M&M Residual is wholly-owned by Trevor R. Milton and Mr. Milton has sole voting and dispositive power over shares held by M&M Residual. Consists of 600,000 shares held by Mr. Milton and 79,080,545 shares held by M&M Residual, including 2,181,642 shares subject to options held by certain employees pursuant to the Founder Stock Option Plan, including 930,797 options held by Mr. Pike and Mr. Worthen. The business address of this stockholder is P.O. Box 50608, Phoenix, AZ 85076.

(16)

Consists of (i) 69,887,544 shares beneficially owned by our current executive officers and directors, (ii) options to purchase 24,131,593 shares of common stock that are exercisable within 60 days of May 11, 2021, (iii) 168,597 RSUs that vest within 60 days of May 11, 2021, options to purchase 930,797 shares of common stock pursuant to the Founder Stock Option Plan and (iv) 212,882 shares underlying exercisable private warrants.

(17)	Iveco is a wholly-owned subsidiary of CNHI. The business address of this stockholder is 25 St. James’ Street, London, SW1A 1HA, United Kingdom.

(18)

Based on Amendment No. 1 to Schedule 13D filed jointly on March 17, 2021, by Green Nikola Holdings LLC, Hanwha General Chemical USA Corp and Hanwha Energy USA Holdings Corp., Green Nikola Holdings LLC has two members, Hanwha General Chemical USA Corp. and Hanwha Energy USA Holdings Corp., which also share voting and investment power over the shares. The business address of this stockholder is 300 Frank W. Burr. Blvd., Suite 52, Teaneck, NJ 07666.

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REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The audit committee operates under a written charter adopted by the board of directors. A link to the audit committee charter is available on our website at www.nikolamotor.com. All members of the audit committee meet the independence standards established by Nasdaq.

In performing its functions, the audit committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of the Company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2020. The audit committee has also discussed with the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020.

Audit Committee

Steven Shindler, Chair

Sophia Jin

Michael L. Mansuetti

54 // 2021 Proxy Statement

PROPOSAL 2 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 2 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term corporate objectives, and the creation of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the 2020 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is advisory, which means that the vote on executive compensation is not binding on us, our board of directors or the compensation committee of the board of directors. This vote is not intended to address any specific item of compensation, but rather the vote relates to the compensation of our named executive officers as a whole, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we will ask our stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

✓	The Board of Directors Recommends a Vote “FOR” the Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers.

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PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we provide our stockholders with the opportunity to vote every six years, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC.

Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years, or every three years.

Our board of directors has determined that a non-binding advisory vote on executive compensation that occurs annually is the most appropriate alternative for us and, therefore, the board of directors recommends that you vote for the “EVERY YEAR” option for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of every year, our board of directors was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to indicate their approval of, or dissatisfaction with, our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

This vote is advisory, which means that it is not binding on us, our board of directors or the compensation committee of the board of directors. The board of directors and the compensation committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders have the opportunity to choose among four options (holding the vote every year, every two years, every three years, or abstaining from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board of directors. The frequency receiving the greatest number of votes will be deemed to be the preferred frequency option of our stockholders.

✓	The Board of Directors Recommends a Vote, on a Non-Binding Advisory Basis, for the “EVERY YEAR” Option as the Frequency Holding an Advisory Vote on Executive Compensation.

56 // 2021 Proxy Statement

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE 2020 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE 2020 EMPLOYEE STOCK PURCHASE PLAN

Our board of directors is seeking stockholder approval of an amendment (the “Amendment”) to the Nikola Corporation 2020 Employee Stock Purchase Plan (as amended, the “ESPP”). The Amendment removes the “evergreen” provision, pursuant to which the number of shares of common stock initially available for purchase under such plan (4,000,000 shares) is subject to an annual increase equal to the lesser of (x) 1% of the number of shares of common stock outstanding on such date or (y) a lesser amount determined by our board of directors. We believe that implementing the Amendment to remove the evergreen provision is advisable as a “best practice” from a governance perspective and the imposition of a fixed limit on the number of authorized shares is intended to comply with the U.S. tax rules applicable to tax-qualified employee stock purchase plans.

PURPOSE OF THE 2020 ESPP

The purpose of the 2020 ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward the Company’s success by purchasing common stock from us on favorable terms and to pay for their purchases through payroll deductions. The 2020 ESPP is a significant part of our overall equity compensation strategy (especially with respect to our non-executive employees). If our stockholders do not approve the Amendment, we may not be able to offer competitive compensation to existing employees and qualified candidates under a tax-qualified program, and our ability to recruit or retain talented employees may be impaired. As is further explained under the heading “Summary of the 2020 ESPP’s Material Terms and Features—Shares Available for Issuance,” we initially reserved 4,000,000 shares of common stock for issuance under our 2020 ESPP. Prior to the Amendment, this reserve would have been increased each of the first ten of our fiscal years after adoption of the 2020 ESPP.

SUMMARY OF THE 2020 ESPP’S MATERIAL TERMS AND FEATURES

The following summary of the principal features of the 2020 ESPP is qualified by reference to the terms of the 2020 ESPP, a copy of which is attached to this proxy statement as Annex A. Stockholders are being asked to approve the 2020 ESPP as presented. If the terms of the 2020 ESPP are materially amended in a manner that would require stockholder approval under the requirements of The Nasdaq Stock Market or under Section 423 of the Code, stockholders will be asked to approve such material amendment.

General. The 2020 ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under the heading “Summary of the 2020 ESPP’s Material Terms and Features—International Participation.” During regularly scheduled “offerings” under the 2020 ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of shares of common stock at a discount and in an amount determined in accordance with the 2020 ESPP’s terms.

Shares Available for Issuance. As amended, the 2020 ESPP will have four million (4,000,000) of authorized but unissued or reacquired shares of common stock reserved for issuance under the 2020 ESPP.

Administration. Except as noted below, the 2020 ESPP will be administered by our board of directors or our compensation committee. Our compensation committee has the authority to construe, interpret and apply the terms of the 2020 ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the 2020 ESPP and to adjudicate any disputed claims under the 2020 ESPP.

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PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE 2020 EMPLOYEE STOCK PURCHASE PLAN

Eligibility. Each full-time and part-time employee, including our officers and employee directors and employees of participating subsidiaries, who is employed by us on the day preceding the start of any offering period will be eligible to participate in the 2020 ESPP. The 2020 ESPP requires that an employee customarily work more than 20 hours per week and more than 5 months per calendar year in order to be eligible to participate in the 2020 ESPP. The 2020 ESPP will permit an eligible employee to purchase common stock through payroll deductions, which may not be more than 15% of the employee’s compensation, or such lower limit as may be determined by our compensation committee from time to time. However, no employee is eligible to participate in the 2020 ESPP if, immediately after electing to participate, the employee would own stock of the Company (including stock such employee may purchase under this plan or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our stock. No employee will be able to purchase more than two thousand five hundred (2,500) shares, or such number of shares as may be determined by our compensation committee with respect to a single offering period, or purchase period, if applicable. In addition, no employee is permitted to accrue, under the 2020 ESPP and all similar purchase plans of us or our subsidiaries, a right to purchase our stock of having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the 2020 ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price. The 2020 ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the 2020 ESPP, our compensation committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase common stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the 2020 ESPP, be less than 85% of the fair market value per share of our common stock on either the offering date or on the purchase date, whichever is less. The fair market value of our common stock for this purpose will generally be the closing price on Nasdaq (or such other exchange as our common stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature. The compensation committee may specify that if the fair market value of a share of common stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the 2020 ESPP, (2) the individual and aggregate participant share limitations described in the plan and (3) the price of shares that any participant has elected to purchase.

International Participation. To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the 2020 ESPP also permits us to grant employees of our non-U.S. subsidiary entities rights to purchase shares of common stock pursuant to other offering rules or sub-plans adopted by the Compensation Committee in order to achieve tax, securities law or other compliance objectives. While the 2020 ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that

58 // 2021 Proxy Statement

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE 2020 EMPLOYEE STOCK PURCHASE PLAN

differ from the 2020 ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the 2020 ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization. Immediately before a corporate reorganization, the offering period and purchase period then in progress shall terminate and either common stock will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any common stock purchase, unless the surviving corporation (or its parent corporation) assumes the 2020 ESPP under the plan of merger or consolidation.

Amendment and Termination. Our board of directors and compensation committee will each have the right to amend, suspend or terminate the 2020 ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the 2020 ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE 2020 ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the 2020 ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside. The 2020 ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2020 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

2020 ESPP BENEFITS

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the 2020 ESPP, and awards under the 2020 ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the 2020 ESPP.

✓

The Board of Directors Recommends a Vote “FOR” the Approval of an Amendment to the 2020 Employee Stock Purchase Plan to Eliminate the Annual Evergreen and Impose a Fixed Limit on the Number of Authorized Shares.

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PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. Ernst & Young LLP has audited our financial statements since 2018. Representatives of Ernst & Young LLP are expected to attend the virtual Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees billed by Ernst & Young LLP for audit and other services rendered:

	Year ended December 31,
	2020	2019
	(In thousands)

Audit Fees(1)	933,895	1,425,077

Audit-related Fees	—	—

Tax Fees(2)	278,292	26,720

All Other Fees(3)	1,000	1,000

	1,213,187	1,452,797

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our financial services. The aggregate fees billed for 2020 and 2019 for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K, as amended, review of the quarterly financial information included in our subsequent Exchange Act filings and review of the financial information included in our S-1 related to our pro forma.

(2)	Tax fees consist of consulting work and assistance related to tax compliance.

(3)	All other fees consist of the cost of our subscription to an accounting research tool provided by Ernst & Young LLP.

PRE-APPROVAL POLICIES AND PROCEDURES

Our audit committee established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and our stockholders.

✓	The Board of Directors Recommends a Vote “FOR” the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm

60 // 2021 Proxy Statement

DELINQUENT SECTION 16(A) REPORTS

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. These persons are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them with respect to transactions during 2020, with the exception of the following: a Form 4 for Pablo M. Koziner required to be filed by December 8, 2020 was filed on March 8, 2021; and a Form 4 for De Witt C. Thompson, V required to be filed by September 14, 2020 was filed on September 16, 2020.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

To be considered for inclusion in the Company’s proxy statement for the 2022 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than January 19, 2022. Proposals should be sent to our Secretary at Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040. These proposals also must comply with the stockholder proxy proposal submission rules of the SEC under Rule 14a-8 of the Exchange Act. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail – Return Receipt Requested.

A stockholder proposal not included in the proxy statement for the 2022 annual meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders. However, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For the 2022 annual meeting of stockholders, notice must be received between January 19, 2022 and February 18, 2022. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

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OTHER MATTERS

OTHER MATTERS

Your board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by Internet or telephone.

By order of the Board of Directors

/s/ Britton M. Worthen

Britton M. Worthen

Chief Legal Officer and Secretary

Phoenix, Arizona

May 19, 2021

Stockholders may make a request for our Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 in writing to our Secretary, Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040. We will also provide copies of exhibits to our Annual Report on Form 10-K, as amended, but will charge a reasonable fee per page to any requesting stockholder. The request must include a representation by the stockholder that, as of May 11, 2021, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K, as amended, and exhibits are also available at www.nikolamotor.com.

62 // 2021 Proxy Statement

NOTE REGARDING FORWARD-LOOKING STATEMENTS

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information set forth herein, the matters set forth in this proxy statement contain predictions, estimates and other forward-looking statements, including without limitation statements regarding: our business plans and our mission; our efforts to seek diversity on our board of directors; our efforts to develop a robust network to support our commercial vehicles; our plan to grow our strategic collaborations; our strategic collaborations with RIG360 Service Network, IVECO and OGE; and objectives of our compensation program and related expectations.

These forward-looking statements are based on our current expectations and are subject to risks and uncertainties that may cause actual results to differ materially, including: design and manufacturing changes and delays; general economic, financial, legal, regulatory, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; the outcome of legal, regulatory and judicial proceedings to which we are, or may become a party; demand for and customer acceptance of our trucks; risks associated with development and testing of fuel cell power modules and hydrogen storage systems; the conversion of pre-orders into binding orders; risks related to the rollout of our business and the timing of expected business milestones; the effects of competition on our future business; capital needs and uses, and the availability of capital; the impact of new legislation or regulations, accounting pronouncements or judicial decisions on our business; risks related to our entry into definitive documentation related to our strategic collaborations with RIG360 Service Network, IVECO and OGE, and TravelCenters of America; and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 and our Annual Report on Form 10-K, as amended, for the year ended December 31, 2020. We disclaim any intent or obligation to update these forward-looking statements.

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ANNEX A

NIKOLA CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated by the Board of Directors on April 22, 2021)

ANNEX A

NIKOLA CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1    PURPOSE OF THE PLAN.

The Plan was adopted by the Board of Directors on May 6, 2020 and became effective on June 3, 2020 (the “Effective Date”). The Plan was amended and restated on April 22, 2021. The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

SECTION 2    DEFINITIONS.

(a)     “Board” means the Board of Directors of the Company, as constituted from time to time.

(b)    “Code” means the Internal Revenue Code of 1986, as amended.

(c)    “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan.

(d)    “Company” means Nikola Corporation, a Delaware corporation.

(e)    “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under sections 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable compensation (including commissions, bonuses, incentive compensation, overtime pay and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f)    “Corporate Reorganization” means:

(i)    The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii)    The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g)    “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week.

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her.

(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

// A-1

ANNEX A

(i)    “Fair Market Value” means the fair market value of a share of Stock, determined as follows:

(i)    If Stock was traded on any established national securities exchange including the New York Stock Exchange or The Nasdaq Stock Market on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading in the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(ii)    If the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

(j)    “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(k)    “Offering Date” means the first day of an Offering.

(l)    “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(m)    “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(n)    “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(o)    “Plan” means this Nikola Corporation 2020 Employee Stock Purchase Plan, as it may be amended from time to time.

(p)    “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(q)    “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(r)    “Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(s)    “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(t)    “Stock” means the Common Stock of the Company.

(u)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r)    “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

A-2 // 2021 Proxy Statement

ANNEX A

SECTION 3    ADMINISTRATION OF THE PLAN.

(a)    Administrative Powers and Responsibilities. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

(b)    International Administration. The Committee may establish sub-plans (which need not qualify under section 423 of the Code) and initiate separate Offerings through such sub-plans for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b) and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with section 423 of the Code.

SECTION 4    ENROLLMENT AND PARTICIPATION.

(a)    Offering Periods. While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed 27 months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number

// A-3

ANNEX A

of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

(b)    Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purposes from time to time by the Company to Eligible Employees.

(c)    Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she then is an Eligible Employee. When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5    EMPLOYEE CONTRIBUTIONS.

(a)    Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

(b)    Amount of Payroll Deductions. An Eligible Employee shall designate during the enrollment process the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15% (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

(c)    Changing Withholding Rate. Unless otherwise provided under the terms and conditions of an Offering, a Participant may not increase the rate of payroll withholding during the Offering Period, but may discontinue or decrease the rate of payroll withholding during the Offering Period to a whole percentage of his or her Compensation in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Subsection (b)  above.

(d)    Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, he or she may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

A-4 // 2021 Proxy Statement

ANNEX A

SECTION 6    WITHDRAWAL FROM THE PLAN.

(a)    Withdrawal. A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b)    Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7    CHANGE IN EMPLOYMENT STATUS.

(a)    Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b)    Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c)    Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to the Participant’s estate.

SECTION 8    PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a)    Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b)    Purchase Price. The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

(i)    85% of the Fair Market Value of such share on the Purchase Date; or

(ii)    85% of the Fair Market Value of such share on the Offering Date.

The Committee may specify for an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

// A-5

ANNEX A

(c)    Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. Unless provided otherwise by the Committee prior to commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is two thousand five hundred (2,500) shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

(d)    Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e)    Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f)    Unused Cash Balances. An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest, if his or her participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

(g)    Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9    LIMITATIONS ON STOCK OWNERSHIP.

(a)    Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i)    Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

A-6 // 2021 Proxy Statement

ANNEX A

(ii)    Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii)    Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under this Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b)    Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10    RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11    NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12    NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13    SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

// A-7

ANNEX A

SECTION 14    STOCK OFFERED UNDER THE PLAN.

(a)    Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan is four million (4,000,000) shares. The aggregate number of shares available for purchase under the Plan shall at all times be subject to adjustment pursuant to Section 14(b).

(b)    Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property).

(c)    Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 15    AMENDMENT OR DISCONTINUANCE.

The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. This Plan shall continue until the earlier to occur of (a) termination of this Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under this Plan.

SECTION 16    EXECUTION.

To record the amendment and restatement of the Plan by the Board, the Company has caused its authorized officer to execute the same.

NIKOLA CORPORATION

By:
Name:	Mark A. Russell
Title:	President and Chief Executive Officer
Date:

A-8 // 2021 Proxy Statement

NIKOLA CORPORATION 4141 E BROADWAY ROAD PHOENIX, AZ 85040“For All Except” and write the
The Board of Directors recommends you vote FOR ALL number(s) of the nominee(s) on the line below. the following:
1. Election of Directors
Nominees:
(1) Mark A. Russell (6) Mary L. Petrovich (2) Stephen J. Girsky (7) Steven M. Shindler (3) Sooyean (Sophia) Jin (8) Bruce L. Smith (4) Michael L. Mansuetti (9) DeWitt C. Thompson, V (5) Gerrit A. Marx (10) Jeffrey W. Ubben
The Board of Directors recommends you vote FOR Proposal 2. For Against Abstain
2. The approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers.
The Board of Directors recommends you vote EVERY YEAR for Proposal 3. Every Every Every
Year 2 Years 3 Years Abstain
3. The selection, on a non-binding advisory basis, of the frequency of holding a non-binding advisory vote on executive compensation.
The Board of Directors recommends you vote FOR each of Proposals 4 and 5. For Against Abstain
4. The approval of an amendment to the Nikola Corporation 2020 Employee Stock Purchase Plan to eliminate the annual evergreen and impose a fixed limit on the number of authorized shares.
5. The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending
December 31, 2021.
NOTE: In his or her discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 29, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/NKLA2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 29, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D54754-P55366 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
NIKOLA CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report on Form 10-K, as amended, are available at www.proxyvote.com.
D54755-P55366
NIKOLA CORPORATION Annual Meeting of Stockholders June 30, 2021 9:00 AM PT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Mark. A Russell, Kim J. Brady and Britton M. Worthen, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Nikola Corporation that the stockholder(s) would be entitled to vote if present and acting at the Annual Meeting of Stockholders and any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held at 9:00 AM PT on June 30, 2021, virtually at: www.virtualshareholdermeeting.com/NKLA2021. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the questions and answers section under the heading “How do I vote?”
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side